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Exhibit 99(a)(1)(A)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
BALDOR ELECTRIC COMPANY
at
$63.50 Net Per Share in Cash
by
BROCK ACQUISITION CORPORATION
an indirect wholly-owned subsidiary of
ABB LTD

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THE NIGHT OF MONDAY, JANUARY 10, 2011, UNLESS THE OFFER IS EXTENDED.

        The Offer (as defined herein) is being made pursuant to the Agreement and Plan of Merger, dated as of November 29, 2010 (the "Merger Agreement"), by and among ABB Ltd, a corporation organized under the laws of Switzerland ("Parent"), Brock Acquisition Corporation, a Missouri corporation and an indirect wholly-owned subsidiary of Parent ("Purchaser"), and Baldor Electric Company, a Missouri corporation (the "Company"). Purchaser is offering to purchase all of the outstanding shares of common stock, $0.10 par value (the "Shares"), of the Company at a price of $63.50 per Share, net to the seller in cash, without interest and less any applicable withholding taxes (the "Offer Price"), upon the terms and subject to the conditions set forth in this offer to purchase (this "Offer to Purchase") and the related letter of transmittal (the "Letter of Transmittal"), which, together with any amendments or supplements, collectively constitute the "Offer." Pursuant to the Merger Agreement, following the consummation of the Offer and the satisfaction or waiver of each of the applicable conditions set forth in the Merger Agreement, Purchaser and the Company will merge (the "Merger"), with the surviving corporation in the Merger continuing as an indirect wholly-owned subsidiary of Parent (the "Surviving Corporation"). As a result of the Merger, each outstanding share of Company common stock (other than Shares owned by Parent, Purchaser, the Company, or any of their subsidiaries, or by any shareholder of the Company who is entitled to and properly exercises dissenters' rights under the General and Business Corporation Law of Missouri (the "MGBCL")) will be converted into the right to receive an amount in cash equal to the Offer Price, without interest, less any applicable withholding taxes.

        The board of directors of the Company has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company and the shareholders of the Company, (ii) authorized, adopted and approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, on the terms and subject to the conditions set forth therein and in accordance with the requirements of the MGBCL and (iii) resolved to recommend that the holders of Shares accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, if required by the MGBCL, approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

        The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not validly withdrawn prior to 12:00 midnight, New York City time, on the night of Monday, January 10, 2011 (the "Expiration Date," unless the period during which the Offer is open is extended in accordance with the Merger Agreement, in which event "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire), a number of Shares which, together with Shares then owned by Parent and Purchaser (if any), is greater than 66 2/3% of the sum of (i) the number of Shares issued and outstanding on the Expiration Date and (ii) the number of Shares issuable under stock options, stock units and other derivative securities then exercisable. The foregoing condition is referred to as the "Minimum Condition." The Minimum Condition may be waived by Parent and Purchaser only with the prior written consent of the Company on the terms and subject to the conditions of the Merger Agreement and the applicable rules and regulations of the United States Securities and Exchange Commission (the "SEC"). The Offer is also subject to other conditions described in Section 15—"Certain Conditions of the Offer."

IMPORTANT

        If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should either (a) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, and mail or deliver the Letter of Transmittal (or a manually executed facsimile thereof) and any other required documents to Continental Stock Transfer & Trust Company, in its capacity as depositary for the Offer (the "Depositary"), and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal (or a manually executed facsimile thereof) or tender your Shares by book-entry transfer by following the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares," in each case prior to the Expiration Date, or (b) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to Purchaser pursuant to the Offer.

        If you desire to tender your Shares pursuant to the Offer and the certificates representing your Shares are not immediately available, you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or you cannot deliver all required documents to the Depositary prior to the Expiration Date, you may be able to tender your Shares to Purchaser pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3—"Procedures for Accepting the Offer and Tendering Shares."

* * * * *

        Questions and requests for assistance regarding the Offer or any of the terms thereof may be directed to MacKenzie Partners, Inc., as information agent for the Offer (the "Information Agent"), at the address and telephone number set forth for the Information Agent on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

        This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

        This transaction has not been approved or disapproved by the SEC or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is unlawful.

SUMMARY TERM SHEET

Securities Sought:	All of the outstanding shares of common stock, $0.10 par value ("Shares"), of Baldor Electric Company (the "Company").
Price Offered Per Share:	$63.50 net per Share in cash (without any interest and less any applicable withholding tax).
Scheduled Expiration Date:	12:00 midnight, New York City time, on the night of Monday, January 10, 2011, unless the offer is extended.
Purchaser:	Brock Acquisition Corporation ("Purchaser"), an indirect wholly-owned subsidiary of ABB Ltd ("Parent").
Company's Board Recommendation:
The Company's board of directors has unanimously resolved to recommend that the holders of Shares accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, if required by the MGBCL, approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

        Purchaser is offering to purchase all of the outstanding Shares at a price of $63.50 net per Share in cash (without interest and less any applicable withholding taxes), as further described herein, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal. The following are some questions you, as a shareholder of the Company, may have and answers to those questions. This summary term sheet highlights selected information from this Offer to Purchase and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the Letter of Transmittal. To better understand the Offer and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth for the Information Agent on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to "we," "our" or "us" refer to Purchaser.

Who is offering to buy my Shares?

        Purchaser, an indirect wholly-owned subsidiary of Parent, is offering to purchase all of the outstanding Shares. Purchaser was formed for the sole purpose of making the Offer and completing the process by which Purchaser and the Company will be merged. See the "Introduction" and Section 8—"Certain Information Concerning Parent and Purchaser."

How many Shares are you offering to purchase in the Offer?

        We are making an offer to purchase all of the outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase. See the "Introduction" and Section 1—"Terms of the Offer."

Why are you making the Offer?

        We are making the Offer because we want to acquire control of, and ultimately the entire equity interest in, the Company. If the Offer is consummated, Parent intends, as soon as practicable after the completion of the Offer, to have Purchaser consummate the Merger, in which Purchaser will merge with and into the Company, with the Company continuing as the surviving corporation in the Merger. Upon consummation of the Merger, the Surviving Corporation would be an indirect wholly-owned subsidiary of Parent.

How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?

        We are offering to pay $63.50 per Share, net to you in cash, without interest and less any applicable withholding taxes. If you are the record owner of your Shares and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction," Section 1—"Terms of the Offer," and Section 2—"Acceptance for Payment and Payment for Shares."

What are the most significant conditions to the Offer?

        We are not obligated to purchase any Shares unless, as of the Expiration Date:

  •
  there have been validly tendered and not validly withdrawn that number of Shares which, together with Shares then owned by Parent and Purchaser (if any), is greater than 66-2/3% of the sum of (i) the number of Shares issued and outstanding on the expiration date and (ii) the number of Shares issuable under stock options, stock units and other derivative securities then exercisable (the "Minimum Condition");

  •
  there occurs the expiration or termination of any waiting period (and any extension thereof) and the receipt of any consent, clearance or approval applicable to the Offer or the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the antitrust laws of Austria, Germany and Canada;

  •
  there has been issued a clearance notice by the Committee on Foreign Investment in the United States ("CFIUS") regarding the transactions contemplated by the Merger Agreement; and

  •
  we are not prohibited from consummating the Offer or the Merger by any applicable law or court order.

        The Offer is also subject to a number of other conditions. We can waive some of the conditions to the Offer without the consent of the Company. We cannot, however, waive the Minimum Condition without the consent of the Company. See Section 15—"Certain Conditions of the Offer."

Do you have the financial resources to pay for all of the Shares that you are offering to purchase in the Offer?

        Yes. If the conditions to the Offer are satisfied, Parent will provide us with sufficient funds to acquire all of the Shares validly tendered in the Offer and not validly withdrawn and to complete the Merger. Parent intends to obtain the necessary funds from existing cash on hand. The Offer is not conditioned on any financing arrangement. See Section 9—"Source and Amount of Funds."

Is your financial condition relevant to my decision to tender my Shares in the Offer?

        We do not think that our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

  •
  the Offer is being made for all outstanding Shares solely for cash;

  •
  the Offer is not subject to any financing condition;

  •
  Purchaser, through its indirect parent company, Parent, will have sufficient funds available to purchase all Shares validly tendered in the Offer and not validly withdrawn in light of Parent's financial capacity in relation to the amount of consideration payable; and

  •
  if Purchaser consummates the Offer, Purchaser will acquire all remaining Shares for the same cash price in the Merger and Purchaser, through its parent company, Parent, will have sufficient funds available to consummate the Merger in light of Parent's financial capacity in relation to the amount of consideration payable.

        See Section 9—"Source and Amount of Funds."

How long do I have to decide whether to tender my Shares in the Offer?

        You will have until 12:00 midnight, New York City time, on the night of Monday, January 10, 2011, to tender your Shares in the Offer, subject to extension of the Offer in accordance with the terms of the Merger Agreement. Furthermore, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure by which a broker, a bank, or any other fiduciary that is an eligible institution may guarantee that the missing items will be received by the Depositary within three trading days. For the tender to be valid, however, the Depositary must receive the missing items within such three trading day period. See Section 1—"Terms of the Offer" and Section 3—"Procedures for Accepting the Offer and Tendering Shares."

Can the Offer be extended and under what circumstances can or will the Offer be extended?

        Yes. Pursuant to the terms of the Merger Agreement, we are required to extend our Offer beyond its initial Expiration Date:

  •
  for any period required by any rule, regulation, interpretation or position of the SEC or its staff, the Missouri Commissioner of Securities or his staff, or the New York Stock Exchange (the "NYSE");

  •
  for successive periods of up to ten business days each if, at any scheduled Expiration Date, any of the conditions to the Offer (other than the Minimum Condition) has not been satisfied or waived by Parent or Purchaser in its sole discretion, regardless of whether the Minimum Condition has been satisfied at such time; and

  •
  for one extension period of ten business days if, at any scheduled Expiration Date, the Minimum Condition is not satisfied but all of the other conditions to the Offer have been satisfied.

        In addition, in the event the Minimum Condition is still not satisfied at the end of the ten business day extension period required by the third bullet above, we may extend the Offer for one or more successive extension periods, the number of such extension periods to be determined by Purchaser in its sole discretion, as long as (i) none of such extension periods is longer than ten business days and (ii) the aggregate length of all such additional extension periods is no more than 35 business days.

        Notwithstanding the foregoing, pursuant to the terms of the Merger Agreement, we are not required or permitted to extend the Offer beyond February 28, 2011, unless any of the conditions to the Offer relating to antitrust approvals and/or CFIUS clearance has not been satisfied or waived at such time, in which case we are required to extend the Offer beyond February 28, 2011 until such condition is satisfied or waived; provided that in no event are we required or permitted to extend the Offer beyond June 30, 2011.

        Except as described above, we may not extend the Offer unless we obtain the Company's prior written consent.

        In addition, following our acceptance of Shares tendered in the Offer, we may, without the consent of the Company, provide one or more subsequent offering periods in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended. We have not committed to provide for a subsequent offering period, although we reserve the right to do so in our discretion.

        If we extend the time period of this Offer, such extension will extend the time that you will have to tender your Shares. See Section 1—"Terms of the Offer" for more details on our ability to extend the Offer.

How will I be notified if the Offer is extended?

        If we extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. See Section 1—"Terms of the Offer."

How do I tender my Shares?

        To tender your Shares, you must deliver the certificates representing your Shares or confirmation of a book-entry transfer of such Shares into the account of the Depositary at The Depository Trust Company, together with a completed Letter of Transmittal (or a facsimile thereof) or an Agent's Message and any other documents required by the Letter of Transmittal, to the Depositary, prior to the expiration of the Offer. If your Shares are held in street name (that is, through a broker, dealer or other nominee), they can be tendered by your nominee through The Depository Trust Company. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Offer, you may gain some extra time by having a broker, a bank or any other fiduciary that is an eligible institution guarantee that the missing items will be received by the Depositary within three NYSE trading days. For the tender to be valid, however, the Depositary must receive the missing items within such three NYSE trading day period. See Section 3—"Procedures for Accepting the Offer and Tendering Shares."

Until what time may I withdraw previously tendered Shares?

        You may withdraw previously tendered Shares any time prior to the expiration of the Offer by following the procedures for withdrawing your Shares in a timely manner. If you tendered your Shares by giving instructions to a broker or other nominee, you must instruct your broker or nominee prior to the expiration of the Offer to arrange for the withdrawal of your Shares in a timely manner. However, Shares tendered during a subsequent offering period, if any, may not be withdrawn. See Section 4—"Withdrawal Rights."

How do I withdraw previously tendered Shares?

        To validly withdraw any of your previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one (with original delivered via overnight courier), with the required information to the Depositary while you still have the right to withdraw such Shares. If you tendered your Shares by giving instructions to a broker, banker or other nominee, you must instruct your broker, banker or other nominee to arrange for the withdrawal of your Shares and such broker, banker or other nominee must effectively withdraw such Shares while you still have the right to withdraw Shares. See Section 4—"Withdrawal Rights."

What does the board of directors of the Company think of the Offer?

        We are making the Offer pursuant to the Merger Agreement, which has been unanimously approved by the board of directors of the Company (the "Company Board"). The Company Board unanimously has:

  •
  determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company and the shareholders of the Company;

  •
  authorized, adopted and approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, on the terms and subject to the conditions set forth therein and in accordance with the requirements of the MGBCL; and

  •
  resolved to recommend that the holders of Shares accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, if required by the MGBCL, approve the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

        See the "Introduction" and Section 10—"Background of the Offer; Past Contacts or Negotiations with the Company."

If the Minimum Condition is satisfied and the tendered Shares are accepted for payment, will the Company continue as a public company?

        No. Following the purchase of Shares in the Offer, we expect to consummate the Merger. If the Merger takes place, the Company no longer will be publicly owned. Even if for some reason the Merger does not take place but we purchase all of the tendered Shares, there may be so few remaining shareholders and publicly held Shares that the Company's common stock will no longer be eligible to be traded on the NYSE or any other securities exchange, there may not be a public trading market for the common stock of the Company and the Company may no longer be required to make filings with the SEC or otherwise comply with the rules of the SEC relating to publicly held companies. See Section 13—"Certain Effects of the Offer."

Will the Offer be followed by the Merger if all of the Shares are not tendered in the Offer?

        Yes. If the Minimum Condition is satisfied and we accept for payment and pay for Shares representing at least one Share greater than 66-2/3% of the sum of (i) the number of Shares issued and outstanding on the expiration date and (ii) the number of Shares issuable under stock options, stock units and other derivative securities then exercisable, then Purchaser and the Company will merge, subject to the satisfaction of certain conditions. If the Minimum Condition is not satisfied, pursuant to the Merger Agreement, we are not required to accept the Shares for purchase or consummate the Merger and we may not waive the Minimum Condition without the Company's prior written consent. If the Merger takes place, Parent will indirectly own all of the Shares and all remaining shareholders of the Company (other than Parent, Purchaser, the Company, or any of their subsidiaries, and any shareholders who are entitled to and have properly exercised dissenters' rights under Missouri law) will receive $63.50 per Share in cash, without interest and less any applicable withholding taxes. See the "Introduction."

If I object to the price being offered, will I have dissenters' rights?

        Not in the Offer. However, if the Merger takes place, shareholders who have not tendered their Shares in the Offer and who comply with the applicable legal requirements will have certain rights under Missouri law to dissent and to demand the payment of the fair value of their Shares. If you choose to exercise your dissenters' rights in connection with the Merger and you comply with the applicable legal requirements under Missouri law, you will have the fair value of your Shares determined and will be entitled to receive a cash payment equal to such fair value from the Surviving Corporation. Any determination of the fair value of Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of the Shares. The value so determined could be more or less than the Offer Price. See Section 12—"Purpose of the Offer; Plans for the Company."

If I decide not to tender, how will the Offer affect my Shares?

        If the Merger is consummated, subject to any dissenters' rights properly exercised under Missouri law, shareholders who did not validly tender their Shares in the Offer will receive the same amount of cash per Share that they would have received had they tendered their Shares in the Offer. Therefore, if the Merger takes place, the only difference to you between tendering your Shares and not tendering your Shares is that you will be paid earlier if you tender your Shares and that no dissenters' rights will be available. If the Merger for some reason is not consummated, but we purchase all of the tendered Shares, the number of shareholders and the number of Shares that are still in the hands of the public may be so small that there no longer will be an active public trading market (or, possibly, there may not be any public trading market) for the Shares. Also, as described above, the Company may no longer be required to make filings with the SEC or otherwise comply with the rules of the SEC relating to publicly held companies. See the "Introduction" and Section 13—"Certain Effects of the Offer."

What is the market value of my Shares as of a recent date?

        On November 29, 2010, the last trading day before we announced the Offer, the last sale price of the common stock of the Company reported on the NYSE was $45.11 per Share. On December 7, 2010, the last trading day before we commenced the Offer, the last sale price of the Shares reported on the NYSE was $63.30. We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares. See Section 6—"Price Range of Shares; Dividends."

If I tender my Shares, when and how will I get paid?

        If the conditions to the Offer as set forth in Section 15 are satisfied or waived and we consummate the Offer and accept your Shares for payment, we will pay you an amount equal to the number of Shares you tendered multiplied by $63.50 in cash without interest (and less any amounts required to be deducted and withheld under any applicable law) promptly following expiration of the Offer. See Section 1—"Terms of the Offer" and Section 2—"Acceptance for Payment and Payment of Shares."

If I tender my Shares, how will that affect my right to receive any dividend declared by the Company?

        Under the Merger Agreement, the Company is prohibited from declaring or paying any dividend or other distributions in respect of the Shares, except for the cash dividend of $0.17 per Share declared by the Company Board on November 16, 2010, which is payable on December 30, 2010 to shareholders of record on December 17, 2010. Tendering your Shares in the Offer does not affect your ownership of the Shares until Purchaser accepts the tendered Shares for payment of the Offer Price after the expiration of the Offer. Therefore, as long as you are the owner of your Shares on December 17, 2010, the record date for the cash dividend payable on December 30, 2010, tendering your Shares will not affect your right to receive the cash dividend, regardless of whether you tender your Shares before or after December 17, 2010. See Section 14—"Dividends and Distributions."

What is the Top-Up Option and when could it be exercised?

        The Company has granted Purchaser an irrevocable option to purchase newly issued Shares (the "Top-Up Option"), subject to certain conditions, at a price per Share equal to the Offer Price, up to a number equal to the lesser of (i) the number of Shares that, when added to the number of Shares owned by Parent or Purchaser at the time of the exercise of the Top-Up Option, constitutes one Share more than 90% of the sum of (x) the number of Shares outstanding immediately after the issuance of the Shares subject to the Top-Up Option plus (y) all Shares which the Company may be required to issue on or prior to the closing of the Merger upon the vesting (including vesting solely as a result of the consummation of the Offer), conversion or exercise of all options and other derivative securities, regardless of the conversion or exercise price or other terms and conditions thereof, and (ii) the aggregate number of Shares that the Company is authorized to issue but that are not issued and outstanding (and are not subscribed for or committed to be issued) at the time of the exercise of the Top-Up Option. The Top-Up Option is exercisable only within 30 business days following the purchase of and payment for Shares by us pursuant to the Offer. The Top-Up Option is intended to expedite the timing of the completion of the Merger by permitting Purchaser to effect a "short-form" merger pursuant to applicable Missouri law at a time when the approval of the Merger at a meeting of the Company's shareholders would be assured because of Parent's and Purchaser's ownership of more than two-thirds of the Shares following completion of the Offer. See Section 11—"The Merger Agreement" and Section 16—"Certain Legal Matters; Regulatory Approvals."

What are the United States federal income tax consequences of the Offer and the Merger?

        The receipt of cash by you in exchange for your Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, you will recognize gain or loss equal to the difference between your adjusted tax basis in the Shares you tender and the amount of cash you receive for those Shares. If you are a United States holder (as defined below) and you hold your Shares as a capital asset, the gain or loss that you recognize will be a capital gain or loss and will be treated as a long-term capital gain or loss if your holding period in the Shares exceeds one year. See Section 5—"Certain United States Federal Income Tax Consequences" for a discussion of United States federal income tax consequences of tendering Shares pursuant to the Offer or exchanging Shares in the Merger.

You are urged to consult your own tax advisors to determine the particular tax consequences to you of the Offer and the Merger (including the application and effect of any state, local or foreign income and other tax laws).

Who should I talk to if I have additional questions about the Offer?

        You may call MacKenzie Partners, Inc. at (800) 322-2885 (toll-free) or (212) 929-5500 (call collect), or Citigroup Global Markets Inc. at (866) 355-4476 (toll-free) or (212) 816-3069. MacKenzie Partners, Inc. is acting as the information agent and Citigroup Global Markets Inc. is acting as the dealer manager for the Offer. See the back cover of this Offer to Purchase.

INTRODUCTION

        Brock Acquisition Corporation ("Purchaser"), a Missouri corporation and an indirect wholly-owned subsidiary of ABB Ltd ("Parent"), a corporation organized under the laws of Switzerland, hereby offers to purchase for cash all outstanding shares of common stock, $0.10 par value ("Shares"), of Baldor Electric Company, a Missouri corporation (the "Company"), at a price of $63.50 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes (the "Offer Price"), upon the terms and subject to the conditions set forth in this offer to purchase (this "Offer to Purchase") and in the related letter of transmittal (the "Letter of Transmittal") (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). The Offer and the withdrawal rights will expire at 12:00 midnight, New York City time, on the night of Monday, January 10, 2011, unless the Offer is extended in accordance with the terms of the Merger Agreement (as defined below) (such date and time, as may be extended, the "Expiration Date").

        The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of November 29, 2010 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. The Merger Agreement provides that, after the purchase of Shares in the Offer, Purchaser and the Company will merge (the "Merger"), with the Company continuing as the surviving corporation in the Merger and an indirect wholly-owned subsidiary of Parent (the "Surviving Corporation"). Pursuant to the Merger Agreement, at the effective time of the Merger (the "Effective Time"), each Share outstanding immediately prior to the Effective Time (other than Shares owned by the Company, Purchaser, Parent or any of their subsidiaries, all of which will be cancelled, and other than Shares that are held by shareholders, if any, who are entitled to and have properly exercised their dissenters' rights under Section 351.447 and/or Section 351.455 of the General and Business Corporation Law of Missouri (the "MGBCL")) will be converted into the right to receive $63.50 in cash, without interest and less any applicable withholding taxes (the "Merger Consideration"). The Merger Agreement is more fully described in Section 11—"The Merger Agreement," which also contains a discussion of the treatment of options and other equity securities of the Company.

        Tendering shareholders who are record owners of their Shares and tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Shareholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any brokerage or other service fees. Parent or Purchaser will pay all charges and expenses of Continental Stock Transfer & Trust Company, as depositary for the Offer (the "Depositary"), MacKenzie Partners, Inc., as information agent for the Offer (the "Information Agent"), and Citigroup Global Markets Inc., as dealer manager for the Offer (the "Dealer Manager"), incurred in connection with the Offer. See Section 17—"Fees and Expenses."

        The board of directors of the Company (the "Company Board") has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company and the shareholders of the Company, (ii) authorized, adopted and approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, on the terms and subject to the conditions set forth therein and (iii) resolved to recommend that the holders of Shares accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, if required by the MGBCL, approve the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

        A more complete description of the Company Board's reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, is set forth in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the

"Schedule 14D-9") under the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), that is being mailed to the shareholders of the Company with this Offer to Purchase.

        The Offer is conditioned upon, among other things, (i) there having been validly tendered in accordance with the terms of the Offer and not validly withdrawn prior to the expiration of the Offer that number of Shares which, together with Shares then owned by Parent and Purchaser (if any), is greater than 66-2/3% of the sum of (x) the number of Shares issued and outstanding on the expiration date and (y) the number of Shares issuable under stock options, stock units and other derivative securities then exercisable (the "Minimum Condition"); (ii) the expiration or termination prior to the expiration of the Offer of any waiting period (and any extension thereof) and the receipt of any consent, clearance or approval applicable to the Offer or the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the antitrust laws of Austria, Germany and Canada; (iii) there having been issued a clearance notice by the Committee on Foreign Investment in the United States ("CFIUS") regarding the transactions contemplated by the merger agreement; and (iv) our not being prohibited from consummating the Offer or the Merger by any applicable law or court order. The Offer is also subject to a number of other conditions. We can waive most of the conditions to the Offer without the consent of the Company. We cannot, however, waive the Minimum Condition without the consent of the Company. See Section 15—"Certain Conditions of the Offer."

        The Company has advised Parent that, on November 26, 2010, 47,164,771 Shares were issued and outstanding, 75,311 Shares were issuable pursuant to outstanding restricted stock units and 2,813,996 Shares were issuable pursuant to outstanding stock option grants. As of the date of this Offer to Purchase, none of Parent, Purchaser or, to the best knowledge of Parent or Purchaser, any person listed on Schedule I beneficially owns any Shares. Based on information provided by the Company as of November 26, 2010 and assuming no additional Shares are issued after November 26, 2010 and no additional stock options, stock units or other derivative securities are issued or become exercisable after November 26, 2010, 32,645,532 Shares must be tendered in the Offer in order to satisfy the Minimum Condition. The actual number of Shares required to be tendered to satisfy the Minimum Condition will depend in part on the actual number of Shares issued by the Company between November 26, 2010 and the date we accept Shares for payment pursuant to the Offer.

        The Merger Agreement provides that, effective upon our acceptance for payment of the Shares tendered pursuant to the Offer (the "Offer Closing"), as long as we have deposited the Offer Price for the tendered Shares with the Depositary, we are entitled to designate a number of directors to the Company Board that is equal to the total number of directors on the Company Board (giving effect to the increase described in this sentence) multiplied by the percentage that the number of Shares beneficially owned by Parent and Purchaser (including Shares accepted for payment under the Offer and any Shares purchased as a result of the exercise of the Top-Up Option (as defined below)) bears to the total number of Shares then outstanding, rounded up to the next whole number, and the Company will cause our designees to be elected or appointed to the Company Board, including by increasing the number of directors and seeking and accepting resignations from incumbent directors. At such time, the Company will also cause individuals designated by us to constitute the proportional number of members on each committee of the Company Board to the fullest extent permitted by applicable law.

        Following the Offer Closing and until the Effective Time, the Company Board will have at least three directors who qualify as independent directors ("Independent Directors") within the meaning of the rules of the New York Stock Exchange (the "NYSE"); provided that the Company will, upon Parent's request, take all action necessary to elect to be treated as a "controlled company" for purposes of Section 303A of the NYSE rules and make all necessary filings and disclosures associated with such status (which will not eliminate the obligation under the Merger Agreement to have Independent Directors). If the number of Independent Directors is reduced to less than three, then the remaining

Independent Director(s) (or if no Independent Director then remains, the other directors) will be entitled to designate persons to fill such vacancies.

        The Merger is subject to the satisfaction or waiver of certain conditions, including, if required, the adoption of the Merger Agreement by the affirmative vote of the holders of at least two-thirds of the then outstanding Shares. If the Minimum Condition is satisfied, Purchaser would have sufficient voting power after the Offer Closing to approve the Merger without the affirmative vote of any other shareholder of the Company. The Company has agreed, if required, to cause a meeting of its shareholders to be held as promptly as practicable following the Offer Closing for the purposes of considering and taking action upon the approval of the Merger Agreement. This Offer to Purchase does not constitute a solicitation of proxies, and Purchaser is not soliciting proxies at this time. If Purchaser acquires at least 90% of the outstanding Shares upon the Offer Closing, the closing of any subsequent offering period, or upon exercise of the Top-Up Option (as defined below), if applicable, then the parties will consummate the Merger under the MGBCL without a shareholders' meeting and without the approval of the Company' shareholders. See Section 11—"The Merger Agreement."

        Certain United States federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares pursuant to the Merger are described in Section 5—"Certain United States Federal Income Tax Consequences."

        This Offer to Purchase and the Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER

1.  Terms of the Offer.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not validly withdrawn as permitted under Section 4—"Withdrawal Rights." The term "Expiration Date" means 12:00 midnight, New York City time, on the night of Monday, January 10, 2011, unless Purchaser, in accordance with the Merger Agreement, extends the period during which the Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Offer, as so extended, expires. Under the terms of the Merger Agreement, Purchaser is not required or permitted to extend the Offer beyond February 28, 2011, unless any of the conditions to the Offer relating to antitrust approvals and/or CFIUS clearance has not been satisfied or waived at such time, in which case Purchaser is required to extend the Offer beyond February 28, 2011 until such condition is satisfied or waived; provided that in no event is Purchaser required or permitted to extend the Offer beyond June 30, 2011.

        The Offer is conditioned upon the satisfaction of the Minimum Condition and certain other conditions set forth in Section 15—"Certain Conditions of the Offer." Subject to the provisions of the Merger Agreement, Purchaser may waive any or all of the conditions to its obligation to purchase Shares pursuant to the Offer (other than the Minimum Condition, which may only be waived with the prior written consent of the Company).

        The Merger Agreement provides that Purchaser will extend the Offer for successive periods of up to ten business days each if, at any scheduled Expiration Date, any of the conditions to the Offer (other than the Minimum Condition) has not been satisfied or waived by Parent or Purchaser in its sole discretion, regardless of whether the Minimum Condition has been satisfied at such time. The Merger Agreement also provides that Purchaser will extend the Offer for one extension period of ten business days if, at any scheduled Expiration Date, the Minimum Condition is not satisfied but all of the other conditions to the Offer have been satisfied and, if the Minimum Condition remains unsatisfied at the end of such ten business day extension period, Purchaser may extend the Offer for one or more successive extension periods, the number of such extension periods to be determined by Purchaser in its sole discretion, as long as (i) none of such extension periods is longer than ten business days and (ii) the aggregate length of all such additional extension periods is no more than 35 business days. Purchaser has also agreed that it will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff, the Missouri Commissioner of Securities or his staff, or the NYSE. Any other extension of the Offer will require the prior written consent of the Company. Purchaser is not required or permitted to extend the Offer beyond February 28, 2011, unless any of the conditions to the Offer relating to antitrust approvals and/or CFIUS clearance has not been satisfied or waived at such time, in which case Purchaser is required to extend the Offer beyond February 28, 2011 until such condition is satisfied or waived; provided that in no event is Purchaser required or permitted to extend the Offer beyond June 30, 2011.

        The Merger Agreement also provides that, if the Minimum Condition is satisfied and Purchaser purchases Shares tendered in the Offer, Purchaser may provide for one or more subsequent offering periods in accordance with Rule 14d-11 of the Exchange Act (each, a "Subsequent Offering Period"). A Subsequent Offering Period is an additional period of time of not less than three nor more than 20 business days in length, beginning after Purchaser initially accepts for purchase Shares tendered in the Offer, during which time shareholders may validly tender, but not withdraw, their Shares and receive the Offer Price. Rule 14d-11 under the Exchange Act provides that Purchaser may provide for a Subsequent Offering Period so long as, among other things, (i) the Offer remained open for a minimum of 20 business days and has expired, (ii) the Offer is for all outstanding shares, (iii) Purchaser accepts and promptly pays for all Shares validly tendered during the Offer prior to the Expiration Date, (iv) Purchaser announces the results of the Offer, including the approximate number and percentage of

Shares deposited in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins a Subsequent Offering Period, (v) Purchaser immediately accepts and promptly pays for Shares as they are validly tendered during a Subsequent Offering Period, and (vi) Purchaser offers the same form and amount of consideration to holders of Shares in both the initial Offering period and a Subsequent Offering Period. Purchaser has not committed to provide for a Subsequent Offering Period, although it reserves the right to do so in its discretion. In the event that Purchaser elects to provide for a Subsequent Offering Period, it will announce such Subsequent Offering Period by issuing a press release to a national news service prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

        Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, (i) to extend the Offer if any of the conditions set forth in Section 15—"Certain Conditions of the Offer" have not been satisfied, (ii) to waive any condition to the Offer (other than the Minimum Condition) or (iii) otherwise amend the Offer in any respect, in each case by giving oral or written notice of such extension, termination, waiver or amendment to the Depositary and by making a public announcement thereof.

        The rights reserved by Purchaser in the preceding paragraph are in addition to Purchaser's rights pursuant to Section 15—"Certain Conditions of the Offer." Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which requires that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

        If Purchaser extends the Offer or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its acceptance for payment of or payment for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be validly withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described herein under Section 4—"Withdrawal Rights." However, the ability of Purchaser to delay the payment for Shares that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a purchaser making a tender offer pay the consideration offered. Alternatively, if the Offer is not consummated, the Shares are not accepted for payment or Shares are validly withdrawn, Purchaser is obligated to return the securities deposited by or on behalf of shareholders promptly after the termination of the Offer or withdrawal of such Shares.

        If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will disseminate additional Offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought, or inclusion of or changes to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC's view, an offer to purchase should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow for adequate dissemination and investor response. Accordingly, if prior to the Expiration Date Purchaser decreases the number of Shares being sought or increases the consideration offered pursuant to the

Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to shareholders, the Offer will be extended at least until the expiration of such tenth business day.

        The Company has provided Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.  Acceptance for Payment and Payment for Shares.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and the satisfaction or earlier waiver of all the conditions to the Offer set forth in Section 15—"Certain Conditions of the Offer," Purchaser will accept for payment and will pay for all Shares validly tendered and not validly withdrawn prior to the Expiration Date pursuant to the Offer promptly after the Expiration Date. Subject to the Merger Agreement and compliance with Rule 14e-1(c) under the Exchange Act, Purchaser expressly reserves the right to delay payment for Shares pending receipt of regulatory or government approvals. Rule 14e-1(c) under the Exchange Act relates to the obligation of Purchaser to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer. See Section 16—"Certain Legal Matters; Regulatory Approvals."

        In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

        For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights under the Offer hereof, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering shareholders are entitled to withdrawal rights as described in Section 4—"Withdrawal Rights" or as otherwise required by Rule 14e-1(c) under the Exchange Act.

        Under no circumstances will interest on the Offer Price for Shares be paid, regardless of any delay in payment for such Shares.

        If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly following the expiration or termination of the Offer.

        If, prior to the Expiration Date, Purchaser increases the price being paid for Shares, Purchaser will pay the increased consideration for all Shares purchased pursuant to the Offer, whether or not those Shares were tendered prior to the increase in consideration.

3.  Procedures for Accepting the Offer and Tendering Shares.

        Valid Tenders.    In order for a shareholder to validly tender Shares pursuant to the Offer, either (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date (except with respect to a Subsequent Offering Period, if it is provided), or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below. No alternative, conditional or contingent tenders will be accepted.

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date (except with respect to a Subsequent Offering Period, if it is provided), or the tendering shareholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

        For Shares to be validly tendered during a Subsequent Offering Period, if it is provided, the tendering shareholder must comply with the foregoing procedures, except that required documents and certificates must be received during a Subsequent Offering Period.

        Signature Guarantees.    No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member of or participant in a recognized "Medallion Program" approved by the Securities Transfer Association Inc., including the Security Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP), or any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 of the Exchange Act (each, an "Eligible Institution" and collectively "Eligible Institutions"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in the name of or returned to, a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appears on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

        Guaranteed Delivery.    If a shareholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such shareholder's Shares are not immediately available or such shareholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

  i.
  such tender is made by or through an Eligible Institution;

  ii.
  a properly completed and duly executed "Notice of Guaranteed Delivery," substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

  iii.
  the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. As used in this Offer to Purchase, "trading day" means any day on which the NYSE is open for business.

        The Notice of Guaranteed Delivery may be delivered by overnight courier or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser. In the case of Shares held through the Book-Entry Transfer Facility, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of the Book-Entry Transfer Facility.

        The method of delivery of Share Certificates, the Letter of Transmittal, and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering shareholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        The tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder's acceptance of the Offer, as well as the tendering shareholder's representation and warranty that such shareholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal, and that when Purchaser accepts the Shares for payment, it will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

        Determination of Validity.    All questions as to the validity, form, eligibility (including, without limitation, time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its reasonable discretion. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Purchaser. None of Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Shareholders may challenge Purchaser's interpretation of the terms and conditions of the Offer (including, without limitation, the Letter of Transmittal and the instructions thereto), and only a court of competent jurisdiction can make a determination that will be final and binding on all parties.

        Appointment.    By executing the Letter of Transmittal (or delivering an Agent's Message) as set forth above, the tendering shareholder will irrevocably appoint designees of Purchaser, and each of them, as such shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such shareholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such shareholder (and, if given, will not be deemed effective) with respect thereto. Each designee of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company's shareholders, actions by written consent in lieu of any such meeting or otherwise, as such designee in its sole discretion deems proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities and rights, including voting at any meeting of shareholders.

        Backup Withholding.    Under the "backup withholding" provisions of United States federal income tax law, the Depositary may be required to withhold and pay over to the United States Internal Revenue Service ("IRS") a portion (at the applicable rate) of the amount of any payments made by Purchaser pursuant to the Offer. In order to prevent backup withholding from being imposed on the payment to certain shareholders of the Offer Price of Shares purchased pursuant to the Offer, each United States holder (as defined below) must provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") and certify that such shareholder is not subject to backup withholding by completing the IRS Form W-9 included in the Letter of Transmittal or otherwise establish a valid exemption from backup withholding to the satisfaction of the Depositary. If a United States holder does not provide its correct TIN or fails to provide the certifications described above, the IRS may impose a penalty on the shareholder and payment of the Offer Price to the shareholder pursuant to the Offer may be subject to backup withholding. All United States holders surrendering Shares pursuant to the Offer should complete and sign the IRS Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Certain shareholders (including, among others, certain corporations and certain foreign persons) are exempt from backup withholding and payments to such persons will not be subject to backup withholding provided that a valid exemption is established. Each tendering non-United States holder (e.g., an individual who is not a citizen or resident for United States federal income tax purposes or a foreign entity) must submit an appropriate properly completed IRS Form W-8 (a copy of which may be obtained from the Depositary) certifying, under penalties of perjury, to such non-United States holder's foreign status in order to establish an exemption from backup withholding. See Instruction 8 of the Letter of Transmittal.

4.  Withdrawal Rights.

        Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, if not theretofore accepted for payment, at any time after 60 days from the date of this Offer to Purchase.

        For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase prior to the Expiration Date. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

        If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described herein.

        Withdrawals of Shares may not be rescinded. Any Shares validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date or during a Subsequent Offering Period (if any) by following one of the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares."

        No withdrawal rights will apply to Shares tendered during a Subsequent Offering Period, if it is provided, and no withdrawal rights apply during a Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. See Section 1—"Terms of the Offer."

        All questions as to the form and validity (including, without limitation, time of receipt) of any notice of withdrawal will be determined by Purchaser, in its reasonable discretion, whose determination will be final and binding. None of Purchaser, the Depositary, the Information Agent or any other person will be under duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.  Certain United States Federal Income Tax Consequences.

        The following is a summary of certain material United States federal income tax consequences to beneficial owners of Shares upon the tender of Shares for cash pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger. This summary is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a holder of Shares in light of its particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any local, state or foreign jurisdiction or under any applicable tax treaty and does not consider any aspects of United States federal tax law other than income taxation. This summary deals only with Shares held as capital assets within the meaning of Section 1221 of the United States Internal Revenue Code of 1986, as amended (the "Code") (generally, property held for investment), and does not address tax considerations applicable to any holder of Shares that may be subject to special treatment under the United States federal income tax laws, including:

  •
  a bank or other financial institution;

  •
  a tax-exempt organization;

  •
  a retirement plan or other tax-deferred account;

  •
  a partnership, an S corporation or other pass-through entity (or an investor in a partnership, S corporation or other pass-through entity);

  •
  an insurance company;

  •
  a mutual fund;

  •
  a real estate investment trust;

  •
  a dealer or broker in stocks and securities, or currencies;

  •
  a trader in securities that elects mark-to-market treatment;

  •
  a holder of Shares subject to the alternative minimum tax provisions of the Code;

  •
  a holder of Shares that received the Shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

  •
  a United States Holder whose functional currency is not the United States dollar;

  •
  a person that holds the Shares as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

  •
  a United States expatriate.

        If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partner in a partnership holding Shares should consult its own tax advisors regarding the tax consequences of exchanging the Shares pursuant to the Offer or pursuant to the Merger.

        This summary is based on the Code, the Treasury regulations promulgated under the Code, and rulings and judicial decisions, all as in effect as of the date of this Offer to Purchase, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

        The discussion set out herein is intended only as a summary of certain material United States federal income tax consequences to a holder of Shares. We urge you to consult your own tax advisor with respect to the specific tax consequences to you in connection with the Offer and the Merger in light of your own particular circumstances, including United States federal estate, gift and other non-income tax consequences, and tax consequences under state, local or foreign tax laws.

United States Holders

        For purposes of this discussion, the term "United States holder" means a beneficial owner of Shares that is, for United States federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or any other entity or arrangement treated as a corporation for United States federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a "United States person" under applicable Treasury regulations.

Payments with Respect to Shares

        The exchange of Shares for cash pursuant to the Offer or pursuant to the Merger will be a taxable transaction for United States federal income tax purposes, and a United States holder who receives cash for Shares pursuant to the Offer or pursuant to the Merger will recognize gain or loss, if any, equal to the difference between the amount of cash received (determined before the deduction of any applicable withholding taxes) and the holder's adjusted tax basis in the Shares exchanged therefor. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such United States holder's holding period in the Shares exceeds one year at the time of the exchange. Long-term capital gain recognized by a non-corporate United States holder generally is subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Backup Withholding Tax and Information Reporting

        Proceeds from the exchange of Shares pursuant to the Offer or pursuant to the Merger generally will be subject to backup withholding tax at the applicable rate unless the applicable United States holder or other payee provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed IRS Form W-9) or otherwise establishes an exemption from backup withholding tax. Backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding tax rules from a payment to a United States holder generally will be allowed as a credit against that holder's United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS. Each United States holder should complete and sign the IRS Form W-9, which will be included with the Letter of Transmittal to be returned to the Depositary, to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the Depositary. Cash payments made pursuant to the Offer or pursuant to the Merger also will be subject to information reporting unless an exemption applies.

Non-United States Holders

        The following is a summary of certain material United States federal income tax consequences that will apply to you if you are a non-United States holder of Shares. The term "non-United States holder" means a beneficial owner of Shares other than a United States Holder or an entity or arrangement treated as a partnership for United States federal income tax purposes.

        The following discussion applies only to non-United States holders, and assumes that no item of income, gain, deduction or loss derived by the non-United States holder in respect of Shares at any time is effectively connected with the conduct of a United States trade or business. Special rules, not discussed herein, may apply to certain non-United States holders, such as:

  •
  certain former citizens or residents of the United States;

  •
  controlled foreign corporations;

  •
  passive foreign investment companies;

  •
  corporations that accumulate earnings to avoid United States federal income tax;

  •
  investors in pass-through entities that are subject to special treatment under the Code; and

  •
  non-United States holders that are engaged in the conduct of a United States trade or business.

Payments with Respect to Shares

        Subject to the discussion of U.S. federal backup withholding below, payments made to a non-United States holder with respect to Shares exchanged for cash in the Offer or pursuant to the Merger generally will be exempt from United States federal income tax. However, if the non-United States holder is an individual who was present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met, such holder will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on any gain from the exchange of the Shares, net of applicable United States-source losses from sales or exchanges of other capital assets recognized by the holder during the taxable year.

Backup Withholding Tax

        A non-United States holder may be subject to backup withholding tax with respect to the proceeds from the disposition of Shares pursuant to the Offer or pursuant to the Merger unless the non-United States holder certifies under penalties of perjury on an appropriate IRS Form W-8 that such non-United States holder is not a United States person, or such non-United States holder otherwise establishes an exemption in a manner satisfactory to the Depositary.

        Backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a credit against a non-United States holder's United States federal income tax liability and may entitle the holder to a refund, provided the required information is timely furnished to the IRS.

        The foregoing summary does not discuss all aspects of United States federal income taxation that may be relevant to particular holders of Shares. Holders of Shares should consult their own tax advisors as to the particular tax consequences to them of tendering their Shares for cash pursuant to the Offer or exchanging their Shares for cash in the Merger under any United States federal, state, local, foreign or other tax laws.

6.  Price Range of Shares; Dividends.

        The Shares are listed on the NYSE under the symbol "BEZ." The Shares have been listed on the NYSE since January 15, 1980. The following table sets forth for the indicated periods the high and low sales prices per Share as reported on the NYSE.

	High	Low
Fiscal Year Ended December 31, 2008:
First Quarter	$34.14	$24.08
Second Quarter	$39.89	$25.51
Third Quarter	$39.90	$23.49
Fourth Quarter	$29.16	$10.71
Fiscal Year Ended December 31, 2009:
First Quarter	$20.26	$10.21
Second Quarter	$26.24	$14.40
Third Quarter	$30.58	$20.66
Fourth Quarter	$30.82	$24.97
Fiscal Year Ending December 31, 2010:
First Quarter	$38.13	$24.67
Second Quarter	$41.51	$32.00
Third Quarter	$40.98	$33.48
Fourth Quarter (through December 7, 2010)	$63.88	$39.10

        On November 29, 2010, the last trading day before Parent and the Company announced that they had entered into the Merger Agreement, the last sale price of Shares reported on the NYSE was $45.11 per Share; therefore, the Offer Price of $63.50 per Share represents a premium of approximately 41% over such price. On December 7, 2010, the last trading day before we commenced the Offer, the last sale price of the Shares reported on the NYSE was $63.30.

        Shareholders are urged to obtain current market quotations for Shares before making a decision with respect to the Offer.

        According to the Company's Annual Report on Form 10-K filed with the SEC on March 3, 2010, the Company paid to shareholders quarterly dividends in an amount equal to $0.17 per Share for each of the fiscal years 2007, 2008 and 2009. According to the Company's Quarterly Report on Form 10-Q filed with the SEC on November 10, 2010, the Company paid to shareholders quarterly dividends in an amount equal to $0.17 per Share in the first nine months of 2010. Under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends in respect of Shares other than a cash dividend of $0.17 per Share declared by the Company Board on November 16, 2010, payable on December 30, 2010 to shareholders of record on December 17, 2010. Please see Section 14—"Dividends and Distributions" for a description of your right to receive such dividend.

7.  Certain Information Concerning the Company.

        The following description of the Company and its business has been taken from the Company's Annual Report on Form 10-K for the fiscal year ended January 2, 2010, and is qualified in its entirety by reference to such report.

        General.    The Company is a Missouri corporation with corporate headquarters located at 5711 R. S. Boreham, Jr. St., Fort Smith, Arkansas 72901. The Company's telephone number at its corporate headquarters is (479) 646-4711. The Company is a leading marketer, designer, and manufacturer of industrial electric motors, mechanical power transmission products, drives, and generators, currently supplying over 10,000 customers in more than 200 industries. The Company's products are sold to original equipment manufacturers and distributors serving markets in the United States and throughout the world. On January 31, 2007, the Company acquired Reliance Electric Company ("Reliance") and certain affiliates from Rockwell Automation, Inc. Reliance was a leading manufacturer of industrial electric motors and other mechanical power transmission products. The acquisition extended the Company's product offerings, provided a manufacturing base in China for the Asian markets, increased the Company's manufacturing capabilities and flexibility, strengthened its management team, and provided strong opportunities for synergies and cost savings. On August 29, 2008, the Company acquired Poulies Maska, Inc. ("Maska") of Ste-Claire, Quebec, Canada. Maska was a designer, manufacturer and marketer of sheaves, bushings, couplings and related mechanical power transmission components. The acquisition gave the Company additional manufacturing plants in both Canada and China and expanded its market share of sheaves and bushings in North America.

        Available Information.    The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company's business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of the Company's securities, any material interests of such persons in transactions with the Company, and other matters are required to be disclosed in proxy statements and periodic reports distributed to the Company's shareholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the SEC at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Copies of such materials may also be obtained by mail, upon payment of the SEC's customary fees, by writing to its principal office at 100 F Street N.E., Washington, D.C. 20549. The SEC also maintains electronic reading rooms on the Internet at http://www.sec.gov that contain reports and other information regarding issuers that file electronically with the SEC. The Company also maintains a website at http://www.baldor.com. The information contained in, accessible from or connected to the Company's website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of the Company's filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

        Although Purchaser has no knowledge that any such information is untrue, Purchaser takes no responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to the Company or any of its subsidiaries or affiliates or for any failure by the Company to disclose any events which may have occurred or may affect the significance or accuracy of any such information.

8.  Certain Information Concerning Parent and Purchaser.

        General.    Parent is a corporation organized under the laws of Switzerland with its principal executive offices located at Affolternstrasse 44, CH-8050 Zurich, Switzerland. The telephone number of Parent is +41 (43) 317-7111. Parent and its subsidiaries (collectively, "ABB") is a global leader in power and automation technologies that are designed to improve performance and lower the environmental impact for its utility and industrial customers. ABB provides a broad range of products, systems, solutions and services that are designed to improve power grid reliability, increase industrial productivity and enhance energy efficiency. ABB focuses on power transmission, distribution and power-plant automation and serves electric, gas and water utilities, as well as industrial and commercial customers. ABB also delivers automation systems that measure, control, protect and optimize plant applications across a full range of industries.

        Purchaser is a Missouri corporation with its principal offices located at 501 Merritt 7, Norwalk, Connecticut 06851. The telephone number of Purchaser is (203) 750-2200. Purchaser is an indirect wholly-owned subsidiary of Parent. Purchaser was formed for the purpose of making the Offer and has not engaged, and does not expect to engage, in any business other than in connection with the Offer and the Merger.

        The name, citizenship, business address, business phone number, present principal occupation or employment and past material occupation, positions, offices or employment for at least the last five years for each director and each executive officer of Parent and Purchaser and certain other information are set forth in Schedule I hereto.

        Certain Relationships among Parent, Purchaser and the Company.    ABB globally purchases from the Company certain electric motors products, components and related services. In 2009, these global purchases were minimal. In 2009, the Company purchased some low voltage switches and low voltage contractors from ABB for their motion control systems business.

        Except as described in this Offer to Purchase, (i) none of Parent, Purchaser nor, to the best knowledge of Parent or Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Parent or Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Parent, Purchaser nor, to the best knowledge of Parent or Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

        Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Parent, Purchaser or their subsidiaries, nor, to the best knowledge of Parent or Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any present or proposed material agreement, arrangement, understanding or relationship with the Company or any of its executive officers, directors, controlling persons or subsidiaries. Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Parent, Purchaser nor, to the best knowledge of Parent or Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any agreement, arrangement, or understanding with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finders' fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

        Except as set forth in this Offer to Purchase, none of Parent, Purchaser nor, to the best knowledge of Parent or Purchaser, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no material contacts, negotiations or transactions between Parent or any of its subsidiaries or, to the best knowledge of Parent or Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of the Company's securities, an election of the Company's directors or a sale or other transfer of a material amount of the Company's assets during the past two years.

        None of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I to this Offer to Purchase has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, Parent and Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. In addition, Parent is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports and other information with the SEC relating to its business, financial condition and other matters. The Schedule TO and the exhibits thereto, and such reports and other information, can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Parent filings are also available to the public on the SEC's internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213 at prescribed rates.

9.  Source and Amount of Funds.

        The Offer is not conditioned upon the ability of Parent or Purchaser to finance the purchase of Shares pursuant to the Offer. Based on information provided by the Company, as of December 3, 2010, there were 47,166,171 Shares issued and outstanding, which will require an aggregate of $3.0 billion to purchase such Shares at the Offer Price. Parent and Purchaser estimate that the total amount of funds required to purchase all of the Shares pursuant to the Offer and consummate the Merger is approximately $4.2 billion, including refinancing of the Company's net debt of $1.1 billion and payment of related transaction fees and expenses. Parent will cause the Purchaser to have sufficient funds to consummate the purchase of Shares in the Offer and the Merger and the other transactions described above. Parent expects to obtain the necessary funds from existing cash on hand within ABB.

        Purchaser does not think that the financial condition of Parent or Purchaser is relevant to the decision of holders of Shares whether to tender Shares and accept the Offer because:

  •
  the Offer is being made for all outstanding Shares solely for cash;

  •
  the Offer is not subject to any financing condition;

  •
  Purchaser, through its indirect parent company, Parent, will have sufficient funds available to purchase all Shares validly tendered in the Offer and not validly withdrawn in light of Parent's financial capacity in relation to the amount of consideration payable; and

  •
  if Purchaser consummates the Offer, Purchaser will acquire all remaining Shares for the same cash price in the Merger and Purchaser, through its indirect parent company, Parent, will have sufficient funds available to consummate the Merger in light of Parent's financial capacity in relation to the amount of consideration payable.

10.  Background of the Offer; Past Contacts or Negotiations with the Company.

        The Board of Directors of Parent, together with its senior management, regularly evaluates business development strategies, including strategic acquisitions. As part of this review, in 2009 Parent identified the Company as a potential acquisition candidate and determined that an acquisition of the Company could be consistent with many of Parent's business development objectives.

        In September 2009, Parent retained financial advisors to assist Parent in its evaluation of a possible transaction with the Company.

        In October 2009, Parent's senior management reviewed and discussed the merits of a potential acquisition of the Company with Parent's board of directors.

        On December 23, 2009, Mr. Joseph M. Hogan, Chief Executive Officer of Parent, met with Mr. John McFarland, the Chairman and Chief Executive Officer of the Company, and expressed

Parent's interest in a business combination with the Company. Thereafter, Mr. Hogan and Mr. McFarland and other representatives of the parties had additional discussions concerning the potential mutual benefits of a possible combination.

        Also in December 2009, Parent retained outside legal counsel to assist Parent in its evaluation of a possible transaction with the Company.

        On January 19, 2010, Mr. Hogan and Mr. McFarland spoke on the phone and Mr. McFarland agreed to send a draft confidentiality agreement with standstill language to Mr. Hogan.

        On January 21, 2010, Parent and the Company entered into a confidentiality agreement in order to facilitate the exchange of confidential information between the parties as part of a due diligence process in contemplation of a possible transaction between Parent and the Company. The agreement contained a customary standstill provision that prohibited Parent from acquiring any equity securities of the Company (in excess of a de minimis amount) or otherwise seeking to take control of the Company. The standstill provision was scheduled to expire on July 21, 2011.

        Following execution of the confidentiality agreement, the Company provided limited non-public information to Parent, and the parties engaged in discussions about this information and other matters related to a potential business combination.

        On January 25, 2010, the Board of Directors of Parent held a special meeting by telephone to discuss the potential transaction. The Board of Directors of Parent expressed its support and approved the submission of a preliminary non-binding indication of interest to the Company.

        Also on January 25, 2010, Mr. Hogan informed Mr. McFarland in a telephone conversation that Parent was prepared to submit a preliminary non-binding indication of interest to acquire all the outstanding shares of common stock of the Company for $36.00 per share in cash. Mr. McFarland indicated that he would present the indication of interest to the Board of Directors of the Company at its next regularly scheduled meeting in February 2010.

        During February and March 2010, the parties and their respective representatives continued limited discussions regarding a potential transaction, and Parent and its advisors continued their due diligence review of publicly available information about the Company.

        On March 19, 2010, Mr. Hogan and Mr. McFarland spoke on the telephone. Mr. McFarland explained that the Company was not ready to continue discussions regarding a potential transaction at that time.

        On July 20, 2010, the Board of Directors of Parent authorized Mr. Hogan to submit a revised non-binding indication of interest for the Company.

        During August 2010, Mr. Hogan and Mr. McFarland and various representatives of the parties were in contact with one another with respect to a possible transaction between the parties.

        On August 25, 2010, Mr. Hogan delivered a letter to Mr. McFarland outlining Parent's revised non-binding indication of interest to acquire the Company at a price of $51.00 per share in cash. The offer was subject to the successful completion of a confirmatory due diligence review but was expressly not subject to a financing condition.

        On September 1, 2010, Mr. McFarland sent a letter to Mr. Hogan stating that the board of directors of the Company had considered the offer contained in Mr. Hogan's August 25 letter and had decided to reject it.

        During the first three weeks of September 2010, Mr. McFarland and Mr. Hogan spoke on a number of occasions to discuss Parent's indication of interest and the Company's reaction. During these discussions, Mr. Hogan requested a copy of the Company's updated business plan.

        On September 8, 2010, Parent and the Company amended the standstill provision contained in the confidentiality agreement between the two parties to extend the expiration of the standstill period from July 21, 2011 to January 21, 2012.

        On September 9, 2010, Mr. Ron Tucker, President, Chief Operating Officer and Chief Executive Officer designate of the Company sent an updated business forecast for the Company's fiscal years 2010 through 2013 to Mr. Hogan for Parent's review.

        On September 16, 2010, Parent's financial advisor had an exploratory conversation with the Company's financial advisor about the broad parameters for a potential transaction.

        On October 13, 2010, Mr. Hogan, Dr. Ulrich Spiesshofer, Head of Parent's Discrete Automation and Motion Division, and two additional business representatives from Parent met with Mr. McFarland and Mr. Tucker in Ft. Smith, Arkansas, to discuss a possible business combination between the two parties.

        At a regularly scheduled meeting of Parent's Board of Directors on October 26, 2010, the Board authorized Parent's senior management to continue discussions with the Company regarding a possible business combination between the parties and authorized an increase in the per share offer price of Parent's non-binding indication of interest.

        On October 28, 2010, Mr. Hogan told Mr. McFarland in a telephone conversation that Parent was prepared to submit a revised non-binding indication of interest to acquire the Company for $60.00 to $62.00 per share in cash depending on certain other terms of the transaction, including those relating to deal protection.

        On November 1, 2010, Mr. Hogan delivered to Mr. McFarland a letter with a revised non-binding indication of interest to acquire all the outstanding shares of common stock of the Company for $62.00 per share in cash. The offer was subject to both successful completion of a confirmatory due diligence review and the Company's willingness to agree to a 30-day exclusivity period commencing on the date Parent first obtained access to a virtual due diligence data room. The revised non-binding indication of interest was expressly not subject to a financing condition.

        On November 3, 2010, the Board of Directors of Parent held a meeting by telephone at which Mr. Hogan briefed the Board on the latest developments regarding Parent's possible acquisition of the Company and the Board authorized an increase in the per share offer price of Parent's non-binding indication of interest.

        On November 4, 2010, the Company's financial advisor informed Parent's financial advisor that the Board of Directors of the Company would only be willing to move forward with a potential transaction at a $65.00 price per share.

        On November 7, 2010, Mr. Hogan called Mr. McFarland to discuss various aspects of a potential transaction. They also discussed how to preserve the Company's unique business culture and other company-wide social issues. Mr. McFarland informed Mr. Hogan that the Board of Directors of the Company was only willing to proceed with a possible acquisition of the Company by Parent at an offer price of $65.00 per share in cash.

        On November 8, 2010, Parent's financial advisor contacted the Company's financial advisor to inform the Company that Parent was not willing to raise its offer price beyond $62.00 per share. After further conversations between Parent's financial advisor and the Company's financial advisor, the

Company's financial advisor proposed a compromise pursuant to which Parent would offer $63.50 per share in cash.

        On November 9, 2010, Mr. Hogan called Mr. McFarland and increased the offer price to $63.50 per share in cash.

        On November 10, 2010, the Board of Directors of the Company authorized its management to proceed with discussions regarding a possible transaction in which Parent would acquire all the outstanding shares of common stock of the Company for $63.50 per share in cash.

        On November 11, 2010, Mr. McFarland informed Mr. Hogan that the Board of Directors of the Company was willing to move forward with discussions regarding a potential acquisition by Parent for $63.50 per share in cash, to permit Parent to conduct a due diligence investigation of the Company, and to proceed with the negotiation of a potential merger agreement between the parties.

        Later that day, representatives of Parent sent an exclusivity agreement to the Company which provided, among other things, that the Company would engage in exclusive negotiations with Parent regarding a possible acquisition of the Company by Parent, and would not engage in negotiations with any third party regarding an alternative transaction, for a period of 30 days from the date on which Parent and its representatives first obtained access to the Company's virtual due diligence data room.

        On November 13, 2010, counsel for the Company sent to representatives of Parent a revised draft of the proposed exclusivity agreement between the parties in which the Company proposed shortening the period for exclusive negotiations between the parties so that it would expire on November 23, 2010.

        On or about November 14, 2010, the Company and its advisors provided access to Parent and its advisors to a virtual data room to permit Parent and its advisors to conduct a due diligence review of the Company. Thereafter and until the signing of the Merger Agreement on November 29, 2010, Parent and its advisors conducted a due diligence review of the Company.

        On the evening of November 15, 2010, legal counsel to Parent delivered a draft merger agreement to legal counsel to the Company.

        On November 16, 2010, Parent and the Company entered into an exclusivity agreement pursuant to which the Company agreed that, commencing on such date and continuing through November 23, 2010, it would engage in exclusive negotiations with Parent regarding a possible acquisition of the Company by Parent, and would not engage in negotiations with any third party regarding an alternative transaction during such period.

        As part of Parent's due diligence investigation of the Company, commencing on November 17, 2010 and continuing through November 19, 2010, members of senior management of the Company and Parent, as well as their advisors, held a series of meetings in New York.

        On November 19, 2010, legal counsel to the Company sent to legal counsel to Parent a revised draft of the merger agreement.

        On November 20, 2010, Parent's financial advisor sent the Company's financial advisor an amendment to the exclusivity agreement between the parties providing for an extension of the exclusivity period until November 30, 2010. The amendment was never executed by the parties.

        During the period between November 22 and November 29, 2010, legal counsel to the Company and legal counsel to Parent exchanged drafts of the merger agreement and held a series of conference calls to negotiate the terms of the merger agreement.

        On November 29, 2010, the Board of Directors of Parent held a meeting at which they approved the proposed acquisition at a price of $63.50 per share and the execution of the Merger Agreement. At a meeting held on the same date, the Board of Directors of the Company also approved the execution of the Merger Agreement.

        At approximately 9:00 p.m. (New York time) on November 29, 2010, the Merger Agreement was executed.

        On November 30, 2010, prior to the opening of trading on the SIX Swiss Stock Exchange, Parent and the Company issued a joint press release announcing the transaction.

11.  The Merger Agreement.

        The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO, which is incorporated herein by reference. Copies of the Merger Agreement and the Schedule TO, and any other filings that we make with the SEC with respect to the Offer or the Merger, may be obtained in the manner set forth in Section 7—"Certain Information Concerning the Company." Capitalized terms used but not defined herein shall have the respective meanings given to them in the Merger Agreement. Shareholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below.

        The Offer.    The Merger Agreement provides that Purchaser shall commence the Offer to purchase all of the outstanding Shares. The obligations of Purchaser to accept for payment and pay for any Shares validly tendered pursuant to the Offer are subject only to the conditions described in Section 15—"Certain Conditions of the Offer" (each such condition, an "Offer Condition"). Parent and Purchaser expressly reserve the right to, in their sole discretion, waive, in whole or in part, any Offer Condition, increase the amount of consideration payable in the Offer or make any other changes in the terms and conditions to the Offer; provided, however, that unless otherwise provided in the Merger Agreement or previously approved by the Company in writing, Parent and Purchaser will not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the number of Shares sought to be purchased in the Offer, (iv) impose additional conditions to the Offer, (v) except as otherwise provided in the Merger Agreement, extend the expiration date of the Offer, (vi) amend or waive the Minimum Condition, or (vii) otherwise amend any of the terms and conditions of the Offer in any manner adverse to the holders of Shares.

        The Merger Agreement provides that the Offer will initially expire at midnight, New York City time, on January 10, 2011.

        Extensions of the Offer.    The Merger Agreement provides that Purchaser will extend the Offer for successive periods of up to ten business days each if, at any scheduled Expiration Date, any of the conditions to the Offer (other than the Minimum Condition) has not been satisfied or waived by Parent or Purchaser in its sole discretion, regardless of whether the Minimum Condition has been satisfied at such time. The Merger Agreement also provides that Purchaser will extend the Offer for one extension period of ten business days if, at any scheduled Expiration Date, the Minimum Condition is not satisfied but all of the other conditions to the Offer have been satisfied and, if the Minimum Condition remains unsatisfied at the end of such ten business day extension period, Purchaser may extend the Offer for one or more successive extension periods, the number of such extension periods to be determined by Purchaser in its sole discretion, as long as (i) none of such extension periods is longer than ten business days and (ii) the aggregate length of all such additional extension periods is no more than 35 business days. Purchaser has also agreed that it will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff, the Missouri Commissioner of Securities or his staff or the NYSE. Any other extension of the Offer will require the prior written consent of the Company. Notwithstanding the foregoing, pursuant to the terms of the Merger Agreement, we are not required or permitted to extend the Offer beyond February 28, 2011, unless any of the conditions to the Offer relating to antitrust approvals and/or CFIUS clearance has not been satisfied or waived at such time, in which case we are required to extend the Offer beyond February 28, 2011 until such condition is satisfied or waived; provided that in no event are we required or permitted to extend the Offer beyond June 30, 2011.

        On the terms and subject to the conditions of the Offer and the Merger Agreement, Purchaser will accept and pay for all Shares validly tendered and not validly withdrawn prior to the Expiration Date of the Offer (as it may be extended and re-extended) pursuant to the Offer promptly after such Expiration Date. Purchaser expressly reserves the right to, in its sole discretion, following acceptance for payment of Shares upon the Offer Closing, provide for one or more "subsequent offering periods" of not less than three business days nor more than twenty business days in accordance with Rule 14d-11 under the Exchange Act.

        Recommendation.    The Company has represented in the Merger Agreement that the Company Board has unanimously:

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  (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company and the shareholders of the Company, (ii) authorized, adopted and approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, on the terms and subject to the conditions set forth therein and in accordance with the MGBCL and (iii) resolved to recommend that the holders of Shares accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, if required by the MGBCL, approve the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

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  amended the Company's by-laws to expressly provide that Section 351.407 of the MGBCL, which relates to "control share acquisitions," does not apply to acquisitions of Shares; and

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  adopted a resolution for the purpose of causing any "moratorium," "control share acquisition," "fair price," "interested shareholder," "affiliate transaction," "business combination" or other antitakeover laws, including Sections 351.407 and 351.459 of the MGBCL, that might otherwise apply to the Offer, the Merger, the Merger Agreement or any other transaction contemplated thereby, and any restrictive provisions in the Company's articles of incorporation (including Article Eight thereof), the Company's by-laws or comparable organizational documents of any of the Company's subsidiaries, not to apply or to have been satisfied with respect to Parent, Purchaser or any other of Parent's subsidiaries with respect to the transactions contemplated by the Merger Agreement, the Offer or the Merger.

        The Company Board.    The Merger Agreement provides that, effective upon the Offer Closing, Parent is entitled to designate a number of directors to the Company Board that is equal to the total number of directors on the Company Board (giving effect to the increase described in this sentence) multiplied by the percentage that the number of Shares beneficially owned by Parent and Purchaser (including Shares accepted for payment under the Offer and any Shares purchased as a result of the exercise of the Top-Up Option (as defined below)) bears to the total number of Shares then outstanding, rounded up to the next whole number, and the Company will cause Parent's designees to be elected or appointed to the Company Board, including by increasing the number of directors and seeking and accepting resignations from incumbent directors. At such time, the Company will also cause individuals designated by Parent to constitute the proportional number of members on each committee of the Company Board.

        Following the Offer Closing and until the Effective Time, the Company Board will have at least three directors who qualify as independent directors ("Independent Directors") within the meaning of the rules of the NYSE; provided that the Company will, upon Parent's request, take all action necessary to elect to be treated as a "controlled company" for purposes of Section 303A of the NYSE rules and make all necessary filings and disclosures associated with such status (which will not eliminate the obligation under the Merger Agreement to have Independent Directors). If the number of Independent Directors is reduced to less than three, then the remaining Independent Director(s) (or if no Independent Director then remains, the other directors) will be entitled to designate persons to fill such vacancies.

        In the event Parent's designees are elected or appointed to the Company Board after the Offer Closing and prior to the Effective Time, the affirmative vote of a majority of the directors of the Company then in office who were not designated by Parent will be required to authorize, prior to the Effective Time, (i) any amendment or termination of the Merger Agreement by the Company, (ii) any extension by the Company of the time for the performance of, or waiver of, any of the obligations or other acts of Parent or Purchaser, (iii) any waiver of any of the Company's rights under the Merger Agreement, (iv) any amendment or modification of the Company's articles of incorporation or by-laws that is adverse to the Company's shareholders in any material respect or (v) any other determination with respect to any action to be taken or not to be taken by the Company relating to the Merger Agreement or the transactions contemplated thereby, including the Offer and the Merger.

        Top-Up Option.    Pursuant to the Merger Agreement, the Company granted to Purchaser an irrevocable option (the "Top-Up Option") to purchase, at a price per share equal to the Offer Price, up to a number of newly issued Shares (the "Top-Up Option Shares"), equal to the lesser of (i) the number of Shares that, when added to the number of Shares owned by Parent or Purchaser at the time of the exercise of the Top-Up Option, constitutes one Share more than 90% of the sum of (x) the number of Shares outstanding immediately after the issuance of the Shares subject to the Top-Up Option plus (y) all Shares which the Company may be required to issue on or prior to the closing of the Merger upon the vesting (including vesting solely as a result of the consummation of the Offer), conversion or exercise of all options and other derivative securities, regardless of the conversion or exercise price or other terms and conditions thereof, and (ii) the aggregate number of Shares that the Company is authorized to issue but that are not issued and outstanding (and are not subscribed for or committed to be issued) at the time of the exercise of the Top-Up Option. The Top-Up Option is exercisable only within 30 business days following the purchase of and payment for Shares pursuant to the Offer by Purchaser. The aggregate purchase price for the Top-Up Option Shares will be paid to the Company by Purchaser in cash. The exercise of the Top-Up Option and the Shares issued upon such exercise will not be given effect in determining the value of Shares under the dissenters' rights provisions of the MGBCL.

        Short-Form Merger.    Upon the terms and subject to the conditions of the Merger Agreement, in the event that, following the consummation of the Offer, any subsequent offering period or the exercise of the Top-Up Option, Parent and Purchaser hold at least 90% of the outstanding Shares, Parent, Purchaser and the Company will, subject to the satisfaction or waiver of the conditions to the Merger, take all necessary and appropriate action to cause the Merger to become effective, as promptly as reasonably practicable after consummation of the Offer, as a "short-form" merger under Section 351.447 of the MGBCL without a meeting of the shareholders of the Company.

        The Merger.    The Merger Agreement provides that, following completion of the Offer and subject to the terms and conditions of the Merger Agreement, and in accordance with the MGBCL, at the Effective Time:

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  Purchaser will be merged with and into the Company and, as a result of the Merger, the separate corporate existence of Purchaser will cease; and

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  the Company will be the Surviving Corporation in the Merger, and will cease to be a publicly traded company and will become an indirect wholly-owned subsidiary of Parent.

        Articles of Incorporation; By-laws; Directors and Officers of the Surviving Corporation.    At the Effective Time, the Surviving Corporation's articles of incorporation will be amended and restated in their entirety to read as set forth in the articles of incorporation of Purchaser (except that the name of the Surviving Corporation will be Baldor Electric Company), and the by-laws of Purchaser will become the by-laws of the Surviving Corporation (except that the name of the Surviving Corporation will be Baldor Electric Company). The directors of Purchaser will become the directors of the Surviving Corporation and the officers of the Company will remain the officers of the Surviving Corporation.

        The obligations of Parent and Purchaser, on the one hand, and the Company, on the other hand, to complete the Merger are subject to the satisfaction of the following conditions:

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  the approval of the Merger Agreement, if required by the MGBCL, by the requisite vote of the shareholders of the Company;

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  Purchaser having purchased all Shares validly tendered and not validly withdrawn pursuant to the Offer; and

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  there being no order issued by any court or other restraint or prohibition of any governmental entity in effect, and no action by any governmental entity pursuant to applicable law, having been taken, that prohibits or makes illegal the consummation of the Merger.

        Merger Consideration.    At the Effective Time, each Share issued and outstanding immediately prior to the effective time of the Merger, other than Shares held by Parent, Purchaser, any other subsidiary of Parent, any subsidiary of the Company or in the treasury of the Company immediately prior to the Effective Time, and any dissenting shares, will automatically be converted into the right to receive the Merger Consideration in cash, without interest and less any applicable withholding taxes. All Shares converted into the right to receive the Merger Consideration will be cancelled and cease to exist.

        Payment for Shares.    Parent will designate a bank or trust company that is reasonably satisfactory to the Company to make payment of the Merger Consideration. At the closing of the Merger, Parent will cause to be deposited, for the benefit of holders of Shares, funds sufficient to pay the Merger Consideration to the shareholders. Holders of Shares will receive the Merger Consideration as follows:

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  Shares represented by certificates—Promptly following the Effective Time and in no event later than three business days following the Effective Time, Parent will instruct the paying agent to send to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented Shares a letter of transmittal and instructions advising the shareholders how to surrender stock certificates in exchange for the Merger Consideration. The paying agent will pay the Merger Consideration to the shareholders upon receipt of (1) surrendered certificates representing the Shares and (2) a signed letter of transmittal and such other customary documents as may be reasonably required pursuant to the transmittal instructions. The transmittal instructions will include instructions for procedures to follow if the shareholder has lost the certificate or if it has been stolen or destroyed. The shareholder will have to provide an affidavit to that fact and, if required by Parent, post a bond in an amount that Parent reasonably directs as indemnity against any claim that may be made against it in respect of the certificate.

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  Shares represented by book-entry—Promptly following the Effective Time and in no event later than five business days following the Effective Time, Parent will cause the paying agent to issue and deliver the Offer Price to holders of uncertificated Shares represented by book-entry, either directly or through The Depository Trust Company, without each holder being required to deliver a certificate or any executed letter of transmittal.

        Interest will not be paid or accrue in respect of the Merger Consideration. The Surviving Corporation will reduce the amount of the Merger Consideration paid to any shareholder in respect of such shareholder's Shares by any applicable withholding taxes.

        If any cash deposited with the paying agent is not claimed within six months following the Effective Time, such cash will be returned to the Surviving Corporation upon demand.

        Treatment of Options.    Each holder of options for Shares, whether vested or unvested, may elect in writing (on a form provided by the Company no later than the third business day after the commencement of this Offer), no later than five business days prior to the Effective Time, to receive a payment in cash equal to (i) the total number of Shares subject to such option multiplied by (ii) the excess of the Offer Price over the exercise price per Share subject to such option. Unless elected to be paid in cash, at the Effective Time, each outstanding option for Shares, whether vested or unvested, will become fully vested and be converted into an option to acquire a number of American Depositary Shares of Parent (currently representing one share of Parent's registered shares, par value CHF 1.03) equal to the product (rounded down to the nearest whole share) of (a) the number of Shares subject to such option and (b) the "Option Exchange Ratio," and each such converted option will have an exercise price per share (rounded up to the nearest whole cent) equal to (x) the exercise price per Share of such option divided by (y) the "Option Exchange Ratio." The Option Exchange Ratio is computed by dividing the Merger Consideration by the volume-weighted average price of the American Depositary Shares of Parent on the NYSE for the ten consecutive trading days immediately preceding the closing of the Merger. Parent and the Company may make adjustments as is necessary to satisfy the requirements of Section 409A, 422 and 424 of the Code and Treasury Regulation Section 1.424-1.

        Treatment of Stock Units.    At the Effective Time, each outstanding stock unit of the Company, whether vested or unvested, will become fully vested with all restrictions thereon lapsing and will be converted into the right to receive an amount in cash equal to the Offer Price, except that the cash amounts for those stock units that have been deferred under the Company's benefits plans will be held by the Company in the same manner as other cash deferrals under the applicable deferral arrangement.

        Representations and Warranties.    The Merger Agreement contains representations and warranties made by the Company to Parent and Purchaser and representations and warranties made by Parent and Purchaser to the Company. The purpose of this summary of the Merger Agreement is to provide the Company's shareholders with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about the Company, Parent or Purchaser in the Company's public reports filed with the SEC. In particular, the assertions embodied in these representations and warranties are qualified by information in confidential disclosure schedules provided by the Company to Parent and Purchaser in connection with the signing of the Merger Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk among the Company, Parent and Purchaser, rather than establishing matters of fact. Accordingly, the representations and warranties in the Merger Agreement may not constitute the actual state of facts about the Company, Parent or Purchaser.

        In the Merger Agreement, the Company has made representations and warranties to Parent and Purchaser customary for the transaction of this type with respect to, among other things:

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  corporate matters related to the Company and its subsidiaries, such as organization, qualification, power and authority;

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  its capitalization;

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  its subsidiaries and investments in other entities, including joint ventures;

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  corporate authority to execute and perform the obligations under the Merger Agreement;

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  the vote required for the approval of the Merger Agreement and the Merger, if required;

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  the opinion of the Company's financial advisor with respect to the fairness of the Offer Price and the Merger Consideration;

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  required consents and approvals, and no violation of agreements, governance documents or laws;

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  compliance with laws and permits;

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  regulatory compliance, including compliance with customs and international trade laws;

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  public SEC filings, financial statements, internal controls and compliance with the U.S. Sarbanes-Oxley Act of 2002, as amended;

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  the absence of undisclosed liabilities;

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  the absence of certain changes or events since January 2, 2010;

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  the Schedule 14D-9 and certain other documents required to be filed or distributed by the Company and the information furnished by the Company expressly for use in Parent's or Purchaser's other documents;

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  employee benefit matters;

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  labor matters;

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  material contracts and indebtedness;

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  the absence of litigation;

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  environmental matters;

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  intellectual property;

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  tax matters;

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  insurance policies;

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  owned and leased real property;

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  affiliate transactions;

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  the inapplicability of state takeover statutes or regulations to the Offer or the Merger;

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  finders' and brokers' fees and expenses; and

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  approval of employee compensation arrangements for purpose of satisfying certain requirements under the tender offer rules.

        Some of the representations and warranties in the Merger Agreement made by the Company are qualified as to "materiality" or "Company Material Adverse Effect." For purposes of the Merger Agreement, a "Company Material Adverse Effect" means any change, event, circumstance or occurrence that, individually or taken together with other changes, events, circumstances or occurrences, has, or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole; provided that any change, event, circumstance or occurrence resulting from any of the following after the date of the Merger Agreement will not constitute a Company Material Adverse Effect or be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (i) changes affecting the economy or financial markets or capital markets in general; (ii) changes or prospective changes in generally accepted accounting principles or law or any interpretation or enforcement thereof after the date of the Merger Agreement; (iii) acts of God, calamities, national political or social conditions including the engagement by any country in hostilities or the escalation or worsening thereof; (iv) changes that are the result of factors generally affecting the principal industries in which the Company and its subsidiaries conduct their businesses; (v) the fact that the Company has failed to meet any estimates, projections or forecasts for any period; (vi) any decline in the trading price or trading volume of the Shares on the NYSE or any publicly traded debt securities of the Company; (vii) changes (including any loss of employees or any loss of, or any disruption in, customer, distributor, dealer, supplier, partner or similar relationships) resulting from the announcement or pendency of the Offer, the entry into, announcement or performance of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement; (viii) any action taken by the Company or its subsidiaries at Parent's written request, any action expressly required to be taken by the Company or its subsidiaries pursuant to the Merger Agreement or the failure to take any action by the Company or any of its subsidiaries if such action is expressly prohibited by the Merger Agreement; or (ix) any changes or announcement of a potential change in the credit rating of the Company or any of its subsidiaries or any of their securities; except that (x) changes set forth in clauses (i), (ii), (iii) and (iv) above may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur but only to the extent that such changes have a disproportionate adverse impact on the Company and its subsidiaries, taken as a whole, relative to the other participants in the principal industries in which the Company and its subsidiaries conduct their businesses; and (y) the underlying causes of any change, event or circumstance set forth in clauses (v), (vi) and (ix) may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.

        In the Merger Agreement, Parent and Purchaser have made representations and warranties to the Company customary for a transaction of this type with respect to, among other things:

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  corporate matters, such as organization, qualification, power and authority;

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  required consents and approvals, and no violation of agreements, governance documents or laws;

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  the absence of litigation;

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  the ownership of Purchaser by Parent;

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  the sufficiency of funds to complete the Offer and the Merger;

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  this Offer to Purchase and certain other documents required to be filed or distributed by Parent and Purchaser and the information furnished by Parent and Purchaser expressly for use in the Company's other documents;

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  finders' and brokers' fees; and

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  the absence of ownership by Parent or Purchaser of shares of the Company.

        Conduct of Business of the Company.    The Merger Agreement provides that, except (i) as may be required by applicable law, (ii) with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), (iii) as permitted or contemplated by the Merger Agreement or (iv) as previously disclosed to Parent in connection with the Merger Agreement, after the date of the Merger Agreement, and prior to the earlier of (x) the termination of the Merger Agreement in accordance with its terms or (y) the Effective Time, the Company will, and will cause each of its subsidiaries to:

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  conduct its business in the ordinary course consistent with past practice; and

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  use commercially reasonable efforts to keep available the services of the Company's current officers and key employees and preserve the current relationships with each of the customers, suppliers and other persons with whom the Company or any of its subsidiaries has material business relations.

        In addition, during that same period except (i) as contemplated by the Merger Agreement, (ii) as previously disclosed to Parent in connection with the Merger Agreement, (iii) as may be required by applicable law or (iv) with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the Company will not, and will not permit its subsidiaries to, take certain actions with respect to the following, subject to specified thresholds and exceptions:

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  amending any provision of the Company's articles of incorporation or by-laws or the organizational documents of its subsidiaries;

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  issuing additional shares of capital stock, any securities convertible into, or any rights, warrants or options to acquire, any such shares of capital stock;

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  declaring or paying dividends or distributions in respect of capital stock (except for the cash dividend of $0.17 per Share payable on December 30, 2010);

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  combining, splitting, redeeming or purchasing any shares of capital stock or any securities convertible into any such capital stock;

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  acquiring any material assets or making any material investment;

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  incurring, redeeming, prepaying, modifying or guaranteeing any indebtedness for borrowed money;

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  granting any lien on any material assets;

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  entering into, terminating or materially amending any material contracts, or waiving any material defaults thereunder;

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  selling, leasing or otherwise disposing of any assets;

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  disposing of any material intellectual property;

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  authorizing or making any capital expenditures in addition to those contemplated by existing plans for 2010 and 2011;

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  entering into any new line of business outside of its existing business segments;

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  increasing employee compensation or benefits, including (i) granting any stock options or other incentive awards, (ii) increasing salaries or other compensation, (iii) agreeing to any pension, severance or other material benefits not in existence on the date of the Merger Agreement, (iv) entering into or amending employment, retention or similar agreements, or (v) adopting new, materially increasing benefits under, or amending or terminating any benefit plans or collective bargaining agreements;

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  paying, discharging or settling material claims or obligations;

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  changing accounting principles or procedures;

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  changing tax accounting methods, making tax elections, or settling or compromising any material tax liability, or extending or waiving the applicable statute of limitations for any tax claim;

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  settling, releasing, waiving or compromising any pending or threatened claim;

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  failing to maintain in full force and effect material insurance policies;

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  adopting or entering into a liquidation or restructuring plan;

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  adopting a rights plan or similar arrangement;

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  materially increasing the fee or commission payable to the Company's financial advisor;

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  implementing a plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or similar foreign laws; or

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  entering into any agreement or arrangement to take any of the foregoing actions.

        No Solicitation.    From the date of the Merger Agreement until the earlier termination of the Merger Agreement or the Offer Closing, the Company agreed that it and its subsidiaries will not, and the Company will use reasonable best efforts to cause its, its subsidiaries' and its affiliates' directors, officers, employees, members, partners, accountants, consultants, advisors, attorneys, agents and other representatives, whom we refer to collectively as "representatives," not to:

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  initiate, solicit, propose, knowingly encourage (including by providing information) or knowingly facilitate the making of any proposals or offers that constitute, or could reasonably be expected to lead to, an Acquisition Proposal (as defined below);

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  engage in any discussions or negotiations regarding, or provide information concerning the Company or its subsidiaries relating to, any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

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  grant any waiver, amendment or release under any standstill or confidentiality agreement or "moratorium," "control share acquisition," "fair price," "interested shareholder," "affiliate transaction," "business combination" or other antitakeover laws, including those contained in the MGBCL, for the purpose of allowing any third-party to make an Acquisition Proposal; or

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  resolve or agree to do any of the foregoing.

        The Company also agreed to (and agreed to cause its subsidiaries and use reasonable best efforts to cause its representatives to) immediately cease all existing discussions or negotiations with any person with respect to any Acquisition Proposal and request such person to promptly return or destroy all confidential information concerning the Company and its subsidiaries.

        Notwithstanding the restrictions described above, at any time before the Offer Closing, the Company and its representatives may (i) provide information to any person that has made an unsolicited bona fide written Acquisition Proposal, (ii) engage or participate in discussions or negotiations regarding such Acquisition Proposal, (iii) grant any waiver, amendment or release under any standstill or confidentiality agreement or "moratorium," "control share acquisition," "fair price," "interested shareholder," "affiliate transaction," "business combination" or other antitakeover laws, including those contained in the MGBCL, with respect to such Acquisition Proposal or (iv) resolve to do any of the foregoing, only if:

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  such Acquisition Proposal did not arise out of any material breach of the Company's obligations under the no solicitation provisions of the Merger Agreement;

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  any information furnished to the person making such Acquisition Proposal is covered by a customary confidentiality agreement on terms that are not more favorable in any material respect to that person than those in the confidentiality agreement between the Company and Parent;

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  after consultation with its outside legal counsel, the Company Board determines in good faith that the failure to take such action could be inconsistent with its fiduciary duties under applicable law; and

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  the Company Board determines in good faith, based on information then available and after consultation with the Company's financial advisor and outside legal counsel, that such Acquisition Proposal constitutes, or could reasonably be expected to result in, a Superior Proposal (as defined below).

        The Company is also required to deliver to Parent a copy of any material non-public information delivered to the person making such Acquisition Proposal if the information has not previously been made available to Parent.

        In addition, the Company has agreed that, promptly, and in any event within 48 hours of the Company becoming aware of any such event, the Company will notify Parent of (i) the receipt of any bona fide written Acquisition Proposal, (ii) in connection with any bona fide written Acquisition Proposal, any request for non-public information, or (iii) the initiation or continuation of any discussion or negotiation in connection with the submission of an Acquisition Proposal. Such notification will include the identity of the person or group of persons making the offer or proposal and the material terms and conditions of any proposals or offers. The Company has agreed to provide Parent with copies of all written requests, proposals, offers or proposed agreements. The Company is required to keep Parent reasonably informed on a reasonably prompt basis (in any event within 48 hours) of any material developments or modifications to the terms of any such proposals or offers and any material amendments thereto, and the status of any such discussions or negotiations.

        The Company Board's Recommendation.    Subject to the provisions described below, the Company Board agreed to recommend that the holders of Shares accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, if required, approve the Merger Agreement and the Merger. This is referred to as the "Recommendation." The Company Board also agreed to include the Recommendation in the Schedule 14D-9. The Merger Agreement provides that the Company Board will not effect an "Adverse Recommendation Change" (as defined below) except as described below.

        Except as set forth below, the Company Board has agreed not to (i) withhold, withdraw, qualify or modify the Recommendation in a manner adverse to Parent or Purchaser, or publicly propose to do so, (ii) adopt, approve or recommend any Acquisition Proposal, (iii) fail to recommend against, in a Solicitation/Recommendation Statement on Schedule 14D-9, any Acquisition Proposal subject to Regulation 14D under the Exchange Act within ten business days after the commencement of such Acquisition Proposal, (iv) fail to include the Recommendation in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 in respect of the Offer, (v) enter into any letter of intent, memorandum of understanding, definitive agreement or similar document or contract relating to any Acquisition Proposal, or (vi) fail to publicly reaffirm the Recommendation within five business days after Parent requests in writing to do so (Parent can make such request on no more than two occasions in addition to any requests made in connection with the announcement or commencement of an Acquisition Proposal) (any action described in clauses (i) through (vi), an "Adverse Recommendation Change"). The Company Board has also agreed not to cause or permit the Company or any of its subsidiaries to enter into any acquisition agreement, merger agreement or similar definitive contract relating to any Acquisition Proposal.

        Notwithstanding the foregoing, at any time prior to the Offer Closing, the Company Board may make an Adverse Recommendation Change and/or the Company may terminate the Merger Agreement to enter into an acquisition agreement, merger agreement or similar definitive contract relating to a Superior Proposal if and only if:

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  the Company has received a bona fide written Acquisition Proposal that has not been withdrawn that the Company Board concludes in good faith constitutes a Superior Proposal;

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  the Company Board determines in good faith, after consultation with the Company's financial advisor and outside legal counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable laws;

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  the Company has complied in all material respects with the terms and conditions of the no solicitation covenant in the Merger Agreement;

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  at least three business days prior to taking any such action, the Company delivers written notice to Parent advising Parent that the Company Board intends to make an Adverse Recommendation Change and/or terminate the Merger Agreement to enter into a definitive contract relating to a Superior Proposal (a "Notice of Superior Proposal"), including the material terms of any Superior Proposal that is the basis of the proposed action by the Company Board; and

  •
  during the three business day period following delivery of the Notice of Superior Proposal to Parent (the "Notice Period"), the Company and its financial and legal advisors negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make adjustments in the terms and conditions of the Merger Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

        If during the Notice Period any material revisions are made to the Acquisition Proposal that the Company Board determines to be a Superior Proposal, the Company must deliver a new Notice of Superior Proposal to Parent and comply with the foregoing requirements with respect to such new Notice of Superior Proposal.

        The Company Board may also (i) withhold, withdraw, qualify or modify the Recommendation in a manner adverse to Parent or Purchaser, or publicly propose to do so, (ii) fail to include the Recommendation in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 in respect of the Offer or (iii) fail to publicly reaffirm the Recommendation within five business days after Parent requests in writing to do so (Parent may make such request on no more than two occasions in addition to requests in connection with the announcement or commencement of an Acquisition Proposal) (any action described in clauses (i), (ii) and (iii), an "Intervening Event Change of Recommendation") in response to any material development or material change in circumstances occurring or arising after the date hereof with respect to the Company that (x) was not known to the Company Board as of or prior to the date of the Merger Agreement and (y) does not relate to (1) any Acquisition Proposal, (2) any change, events, circumstance or occurrence relating to Parent, or (3) clearance of the Offer and the Merger under the HSR Act or certain other antitrust laws or under the CFIUS regulations. The Company Board may only make an Intervening Event Change of Recommendation if, prior to taking any such action, (a) the Company Board determines in good faith after consultation with outside legal counsel that failure to take such action would be inconsistent with its fiduciary duties under applicable laws, (b) the Company Board delivers written notice to Parent advising Parent that the Company Board intends to make an Intervening Event Change of Recommendation, (c) the Company negotiates with Parent in good faith (to the extent Parent desires to negotiate) for three business days following the delivery of such notice, and (d) following such period, the Company Board determines in good faith after consultation with its outside legal counsel that such material development or material change in circumstances continues to necessitate an Intervening Event Change of Recommendation.

        The Merger Agreement does not prohibit the Company or the Company Board from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act, provided that any such disclosure (other than a "stop-look-and-listen communication" or similar communication contemplated by Rule 14d-9(f) under the Exchange Act) following the commencement of a tender offer that constitutes an Acquisition Proposal by a third-party will be deemed an Adverse Recommendation Change unless the Company Board expressly publicly reaffirms the Recommendation within five business days following any request by Parent, or (ii) making any "stop-look-and-listen" communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

        For purposes of this Offer to Purchase and the Merger Agreement:

  •
  "Acquisition Proposal" means any proposal or offer relating to (i) the acquisition (including through any tender or exchange offer), directly or indirectly, by a third party of 20% or more of the equity interests (whether currently outstanding or to be issued in connection with such proposal or offer) in the Company (by vote or by value), (ii) any merger, consolidation, business combination, reorganization, share exchange or similar transaction involving the Company, (iii) any sale of assets, equity investment, joint venture, liquidation, dissolution, disposition or other transaction that would, directly or indirectly, result in any third party acquiring assets (including any interest in any subsidiary of the Company) representing, directly or indirectly, 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole or (iv) any combination of the foregoing.

  •
  "Superior Proposal" means a bona fide written Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to 50%) which the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into consideration, among other things, all of the terms, conditions, impact, timing, likelihood of consummation and all legal, financial, regulatory and other aspects of such Acquisition Proposal and the Merger Agreement, would result in a transaction that is more favorable to the shareholders of the Company from a financial point of view than the transactions provided for in the Merger Agreement.

        Efforts to Close the Transaction.    In the Merger Agreement, the Company and Parent agreed to use their respective reasonable best efforts to take all actions reasonably necessary, proper or advisable under the Merger Agreement and applicable law to consummate and make effective the Offer, the Merger and the other transactions contemplated by the Merger Agreement as soon as practicable, including preparing and filing as promptly as practicable all necessary notices, reports and other filings and obtaining as promptly as practicable the expiration or termination of any applicable waiting period or any consent, clearance or approval related to any applicable antitrust law or CFIUS, and to obtain all necessary actions, non actions, waivers, consents, registrations, approvals, permits and authorizations by any third party or governmental entity that may be required, necessary or advisable to consummate the Offer, the Merger and other transactions contemplated by the Merger Agreement. Parent has agreed to, as a condition to obtain the expiration of waiting period under the HSR or any consent, clearance or approval from any antitrust authorities necessary to consummate the Offer and Merger, (i) sell, divest or otherwise convey portions of its (or its affiliates') assets or businesses, (ii) agree to, or permit the Company to, sell, divest or otherwise convey portions of its (or its subsidiaries') assets or businesses, (iii) license, hold separate or enter into arrangements or restrictions with respect to its or the Company's assets or conduct of business, and (iv) effect any other change or restructuring of Parent or the Company, in each case of (i) through (iv), so as to enable the Offer Closing to occur prior to February 28, 2011 (or June 30, 2011 if any of the conditions to the Offer relating to antitrust approvals and/or CFIUS clearance has not been satisfied on February 28, 2011). However, in no event will Parent or its subsidiaries and affiliates be required to take any actions contemplated by the foregoing clauses (i) through (iv) if such actions, individually or in the aggregate, are reasonably likely to have a material and adverse impact on the business, financial condition or results of operations of Parent and its subsidiaries, taken as a whole.

        The Company's Existing Debt.    Immediately following the Offer Closing (and in any event on the day on which the Offer Closing occurs), the Company will call for redemption all of its outstanding 8-5/8% senior unsecured notes due February 15, 2017 (the "Notes") in accordance with the terms of the applicable indenture, and Parent will deposit with the trustee for the Notes the full outstanding amount due under the indenture and the Notes in respect of the redemption, including expenses of the trustee. In addition, immediately following the Offer Closing but prior to the issuance of the notice of redemption, Parent will make available to the Company the full outstanding amount due under the

Company's existing credit agreement for repayment to the lenders thereof, including accrued interest thereon and all fees and other obligations of the Company accrued thereunder (the "Loan Payoff Amount"), and the Company will pay the Loan Payoff Amount to the lenders under the Company's existing credit agreement and terminate the credit agreement.

        Transaction Litigation.    The Company and Parent will give each other the opportunity to participate in the defense, settlement and/or prosecution of any litigation brought against either party relating to the transactions contemplated by the Merger Agreement. The Company may not compromise or settle any such litigation without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

        Employee Matters.    The Merger Agreement provides that Parent will cause to be provided to the employees of the Company and its subsidiaries who are employed as of the Effective Time (the "Continuing Employees"), for a period of one year following the Effective Time (or such shorter period of time that any such Continuing Employee remains an employee of the Surviving Corporation), with compensation and benefits (excluding equity based compensation) that are, in the aggregate, no less favorable than the compensation and benefits provided by the Company immediately prior to the Effective Time. Parent and the Surviving Corporation have no obligation to continue any specific plans or to continue the employment of any specific person.

        Parent and the Company will cooperate in good faith to implement a previously-discussed retention program for the benefit of key management position holders of the Company, which will take effect at the Effective Time. Allotments under the retention program will be based on retention of key constituents as well as integration success.

        Indemnification and Insurance.    Parent and Purchaser have agreed that all rights of indemnification, exculpation and advancement of expenses existing in favor of the current or former directors and officers of the Company and its subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another entity at the request of the Company (these individuals are collectively referred to as the "Indemnified Parties") as provided in the Company's (or its subsidiaries') articles of incorporation and by-laws (or other organizational documents) or under any indemnification, employment or other similar agreements, in each case as in effect on the date of the Merger Agreement, will survive the Merger and continue in full force and effect to the extent permitted by applicable law in accordance with their respective terms. For a period of six years after the date on which Parent appoints directors to the Company's board as provided in the Merger Agreement, Parent has agreed to cause the articles of incorporation and by-laws (and other organizational documents) of the Surviving Corporation and its subsidiaries to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to such Indemnified Parties than are set forth as of the date of the Merger Agreement in the Company's (or its subsidiaries') articles of incorporation and by-laws (or other organizational documents) to the extent permitted by applicable law.

        Parent will cause the Surviving Corporation (and cause it to be provided with funding to the extent the Surviving Corporation does not have sufficient funds), to the fullest extent permitted by applicable law, to indemnify and hold harmless (and advance funds to) each such Indemnified Party against any costs or expenses by reason of the fact that such indemnified person was a director or officer of the Company or any of its subsidiaries or served as a director, officer, member, trustee or fiduciary of another entity at the request of the Company.

        For a period of six years from the date on which Parent appoints directors to the Company's board as provided in the Merger Agreement, Parent will or will cause the Surviving Corporation to maintain in effect the Company's current directors' and officers' liability insurance covering each officer and director currently covered by the Company's directors' and officers' liability insurance policy for acts or omissions occurring prior to such date with respect to any matter claimed against such person by reason of him or her serving in such capacity on terms no less favorable in the aggregate than those of such policy in effect on the date of the Merger Agreement; provided that in no event will the aggregate costs of such insurance policies exceed in any one year during such six-year period 250% of the current aggregate annual premiums paid by the Company for such purpose. Parent or the Surviving Corporation may substitute policies of any reputable insurance company or cause the Company to obtain a "tail" directors' and officers' liability insurance policy, in each case, the material terms of which (including coverage and amounts) are no less favorable in the aggregate than the insurance coverage otherwise required as described above.

        Takeover Provisions.    If any "moratorium," "control share acquisition," "fair price," "interested shareholder," "affiliate transaction," "business combination" or other antitakeover laws, including those contained in the MGBCL, becomes applicable to the Merger Agreement or the transactions contemplated thereby, each of the Company and Parent and their respective boards of directors shall take all reasonable actions necessary to ensure that the transactions provided for in the Merger Agreement may be consummated as promptly as practicable and otherwise to minimize the effect of such statute or provisions on Parent, Purchaser, the Merger Agreement and the transactions provided for thereby.

        Company Headquarters and the Baldor Brand.    Parent will cause the Surviving Corporation to maintain its principal offices within the city limits of Fort Smith, Arkansas and cause such offices to be the headquarters for the North American operations of Parent's motors and generators business. Parent will also maintain the Baldor brand.

        Other Covenants.    The Merger Agreement contains other covenants, including covenants relating to calling the shareholders' meeting to approve the Merger Agreement, confidentiality, public announcement, notice and access.

        Termination of the Merger Agreement.    The Merger Agreement may be terminated at any time prior to the Offer Closing:

  •
  by mutual written consent of Parent and the Company;

  •
  by either Parent or the Company, if:

  •
  the Offer Closing does not occur by February 28, 2011, unless all of the conditions to the Offer (other than the conditions to the Offer relating to antitrust approvals and CFIUS clearance) are satisfied on such date and it is reasonably likely that the conditions to the Offer relating to antitrust approvals and CFIUS clearance will be satisfied, then such date shall be extended such that Parent or the Company may only terminate if the Offer Closing does not occur by June 30, 2011; provided that this right to terminate is not available to a party if such party's breach of any of its obligations under the Merger Agreement resulted in the failure of the Offer Closing to occur on or before such date; or

  •
  the Offer has expired or been terminated without Purchaser having accepted for payment any Shares pursuant to the Offer and at the time of such expiration or termination any of conditions to the Offer has not been satisfied; provided that this right is not available to a party if such party's breach of any of its obligations under the Merger Agreement was the proximate cause of the failure to satisfy any condition to the Offer or the failure of Purchaser to accept for payment any Shares pursuant to the Offer;

  •
  by the Company, if:

  •
  Parent or Purchaser has (i) breached in any material respect any of its covenants or agreements under the Merger Agreement, or (ii) any representations or warranties of

      Parent or Purchaser were inaccurate when made or have become inaccurate as of a subsequent date, which breach or inaccuracy would prevent or delay Parent and Purchaser from consummation the Offer or the Merger; provided that, at the time of such termination, the Company is not in material breach of its representations, warranties, covenants or agreements under the Merger Agreement; or

    •
    the Company enters into a definitive agreement with respect to a Superior Proposal upon authorization of the Company Board, but only if (i) the Company has complied with its non-solicitation obligations under the Merger Agreement in all material respects and (ii) the Company has paid a termination fee of $105,000,000 prior to or simultaneously with such termination;

  •
  by Parent, if:

  •
  the Company has breached any of its covenants or agreements (other than the no solicitation provisions of the Merger Agreement) resulting in the failure to satisfy the condition to the Offer relating to the Company's compliance with its obligations under the Merger Agreement, or if there exists a breach of any of the Company's representations or warranties resulting in the failure of the condition to the Offer relating to the accuracy of the Company's representations and warranties, in each case, such breach is not cured by the Company within 30 days after the Company receives written notice of such breach or is incapable of being cured by February 28, 2011 (or June 30, 2011 if such date is extended pursuant to the terms of the Merger Agreement); provided that, at the time of such termination, Parent and Purchaser shall not be in material breach of their representations, warranties, covenants or agreements under the Merger Agreement;

  •
  the Company Board has made an Adverse Recommendation Change or an Intervening Event Change of Recommendation; or

  •
  the Company or any of its executive officers or directors has willfully breached in any material respect the Company's no solicitation obligations under the Merger Agreement.

        In addition to the foregoing termination rights, at any time prior to the Effective Time (whether before or after the Offer Closing), either Parent or the Company may terminate the Merger Agreement if (i) any governmental order is entered permanently enjoining the Company, Parent or Purchaser from consummating the Offer and/or the Merger and such order has become final and nonappealable or (y) if there is any law that makes consummation of the Offer or the Merger illegal or otherwise prohibited (unless the consummation of the Offer or the Merger in violation of such law would not have a Company Material Adverse Effect); provided that this right will not be available to any party whose breach of any provision of the Merger Agreement was a proximate cause of the imposition of any such order or the failure of such order to be resisted, resolved or lifted. In order to exercise such termination right, the terminating party must have complied in all material respects with its obligations under the Merger Agreement to use reasonable best efforts to consummate the Offer and the Merger.

        Effect of Termination.    If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will become null and void and, subject to certain exceptions described below and in the Merger Agreement, there will be no liability or obligation on the part of Parent, Purchaser or the Company. No party is relieved of any liability for any willful and material breach of the Merger Agreement, provided that no party will be liable for punitive damages.

        The Company has agreed to pay Parent a termination fee of $105,000,000, if:

  •
  the Merger Agreement is terminated by the Company in order to enter into a definitive agreement with respect to a Superior Proposal;

  •
  the Merger Agreement is terminated by Parent because the Company Board has made an Adverse Recommendation Change or an Intervening Event Change of Recommendation;

  •
  the Merger Agreement is terminated by Parent because the Company or any of its executive officers and directors has willfully breached in any material respect the Company's no solicitation obligations under the Merger Agreement;

  •
  the Merger Agreement is terminated:

  (i)
  (x) by either Parent or the Company due to the Offer having expired or been terminated without Purchaser having accepted for payment any Shares pursuant to the Offer solely due to the failure of the Minimum Condition to be satisfied, or (y) by Parent due to a material breach of the Company's covenants, agreements, representations and/or warranties described under "Termination of the Merger Agreement" above, other than any such termination solely as a result of any breach of the Company's representations and warranties due to facts or circumstances existing or occurring prior to the date of the Merger Agreement;

  (ii)
  prior to the time of such termination an Acquisition Proposal has been publicly announced, commenced or disclosed and has not been irrevocably and in good faith withdrawn; and

  (iii)
  within twelve months after the termination of the Merger Agreement, the Company consummates an Acquisition Proposal (substituting 50% for all percentages in the definition thereof), enters into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to an Acquisition Proposal (substituting 50% for all percentages in the definition thereof) that is subsequently consummated, or the Company files a Schedule 14D-9 that includes the Company Board's recommendation of any Acquisition Proposal that is subsequently consummated.

        In addition, if the Merger Agreement is terminated by Parent due to a material breach of the Company's covenants, agreements, representations and/or warranties described under "Termination of the Merger Agreement" above, the Company will reimburse all of Parent's reasonably documented out-of-pocket fees and expenses actually incurred by Parent and its affiliates in connection with the transactions contemplated by the Merger Agreement on or prior to the termination of the Merger Agreement, up to $20,000,000 in the aggregate. If subsequent to such termination the Company becomes obligated to pay a termination fee to Parent pursuant to the terms of the Merger Agreement, any of Parent's expenses paid pursuant to this paragraph will be credited to such termination fee.

        Specific Performance.    Each party to the Merger Agreement is entitled to an injunction or injunctions to prevent breaches of the Merger Agreement or to enforce specifically the performance of the terms and provisions of the Merger Agreement, in addition to any other remedy to which such party is entitled at law or in equity.

        Fees and Expenses.    Except as otherwise expressly set forth in the Merger Agreement, fees and expenses incurred by the parties will be paid by the party incurring such fees and expenses.

        Amendment.    The Merger Agreement may be amended by the parties by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time, but, after (i) the initial acceptance for payment of Shares pursuant to the Offer, there will be no amendment that decreases the consideration payable in connection with the Merger and (ii) any approval of the Merger Agreement by the Company' shareholders, no amendment will be made that by law requires further approval by the Company's shareholders without obtaining such further approval.

12.  Purpose of the Offer; Plans for the Company.

        Purpose of the Offer.    The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. All Shares acquired by Purchaser pursuant to the Offer will be retained by Purchaser pending the Merger. After the Offer Closing, Purchaser intends to consummate the Merger as promptly as practicable, subject to the satisfaction of certain conditions.

        The Company Board has unanimously authorized, adopted and approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. Depending upon the number of Shares purchased by Purchaser pursuant to the Offer, the Company Board may be required to submit the Merger Agreement to the Company's shareholders for approval at a shareholders' meeting convened for that purpose in accordance with the MGBCL. If shareholder approval is required, the Merger Agreement must be approved by the affirmative vote of holders of at least two-thirds of all of the outstanding Shares on the record date of such shareholders' meeting, voting together as a single group.

        If the Minimum Condition is satisfied, Purchaser will have sufficient voting power to approve the Merger at the Company's shareholders' meeting without the affirmative vote of any other shareholder. If Purchaser acquires at least 90% of the then outstanding Shares pursuant to the Offer, then the Merger will be consummated without a shareholders' meeting and without the approval of the Company's shareholders. At the Effective Time of the applicable Merger, the Surviving Corporation's articles of incorporation will be amended and restated in their entirety to be identical to the articles of incorporation of Purchaser (except that the name of the Surviving Corporation will be Baldor Electric Company), and the by-laws of Purchaser will become the by-laws of the Surviving Corporation (except that the name of the Surviving Corporation will be Baldor Electric Company). The directors of Purchaser will become the directors of the Surviving Corporation and the officers of the Company will remain as officers of the Surviving Corporation.

        Dissenters' Rights.    No dissenters' rights are available in connection with the Offer. However, if the Merger is consummated, shareholders of the Company who have not tendered their Shares will have certain rights under Section 351.447 and/or Section 351.455 of the MGBCL to dissent and to demand the payment of the fair value of their Shares. Shareholders who perfect their dissenters' rights by complying with the procedures set forth in Section 351.447 and/or Section 351.455 of the MGBCL will have the fair value of their Shares determined and will be entitled to receive a cash payment equal to such fair value from the Surviving Corporation. Any determination of the fair value of Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of the Shares. The value so determined could be more or less than the Offer Price. If any shareholder who demands dissenters' rights under Section 351.447 and/or Section 351.455 fails to perfect, or effectively withdraws or loses his, her or its right to dissenters' rights, as provided in the MGBCL, each of the Shares of such holder will be converted into the right to receive the Offer Price in accordance with the Merger Agreement.

        The foregoing summary of the rights of dissenting shareholders under the MGBCL does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise any available dissenters' rights. If the Offer is consummated, Parent and Purchaser will provide additional information to shareholders of the Company regarding the procedures to be followed in order to exercise dissenters' rights under the MGBCL, including the text of the applicable statute of the MGBCL, in any proxy statement or merger notice delivered to shareholders of the Company in connection with the Merger.

        The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of the MGBCL. Failure to follow the steps required by the MGBCL for perfecting dissenters' rights may result in the loss of such rights. Shareholders of the Company who tender shares in the Offer will not have dissenters' rights.

        Going Private Transaction.    The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser and the Company believe that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the consummation of the Offer and, in the Merger, shareholders will receive the same price per Share as paid in the Offer. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders be filed with the SEC and disclosed to shareholders prior to consummation of the transaction.

        Plans for the Company.    Pursuant to the terms of the Merger Agreement, promptly upon the purchase of and payment for any Shares by Purchaser pursuant to the Offer, Parent currently intends to request that the Company take all necessary action to enable Parent's designees to be so elected or designated to the Company Board, subject to the requirement in the Merger Agreement regarding the presence of at least three independent directors as such term is defined in the rules of the NYSE until the Effective Time. Parent also currently intends to request from the Company to take all action necessary to elect to be treated as a "controlled company" for purposes of Section 303A of the NYSE rules and make all necessary filings and disclosures associated with such status (which status will not eliminate the obligation under the Merger Agreement to have Independent Directors). Purchaser currently intends, as soon as practicable after consummation of the Offer, to consummate the Merger, subject to the satisfaction of certain conditions.

        Except as otherwise provided herein, it is currently expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted. In addition, Parent has agreed that it will cause the Surviving Corporation to maintain its principal administrative and executive offices in Fort Smith, Arkansas and that such offices will be the headquarters for the North American operations of Parent's motors and generators business. Parent has also agreed to maintain the Baldor brand. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing.

        Except as described above or elsewhere in this Offer to Purchase, Purchaser and Parent have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving the Company or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any change in the Company Board or management of the Company, (iv) any material change in the Company' capitalization or dividend policy, (v) any other material change in the Company' corporate structure or business, (vi) a class of securities of the Company being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (vii) a class of equity securities of the Company being eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

13.  Certain Effects of the Offer.

        Market for the Shares.    The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by shareholders other than Purchaser. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

        Stock Quotation.    Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NYSE. According to the published NYSE guidelines, the NYSE would consider delisting the Shares if, among other things, the number of publicly held shares falls below 600,000, the total number of holders of Shares falls below 400 or the Company's average total global market capitalization over a consecutive 30 trading day period is less than $15 million. Shares held by officers or directors of the Company or their immediate families, or by any beneficial owner of 10% or more of the Shares, ordinarily will not be considered as being "publicly held" for this purpose. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

        If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of the publicly traded Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Purchaser can not predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be greater or less than the price of the Offer Price. Trading in the Shares will cease upon consummation of the Merger if trading has not ceased earlier as discussed above.

        Exchange Act Registration.    The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by the Company upon application to the SEC if the outstanding Shares are not listed on a "national securities exchange" and if there are fewer than 300 holders of record of Shares.

        We intend to seek to cause the Company to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to its shareholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with shareholders' meetings or actions in lieu of a shareholders' meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to shareholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 with respect to "going private" transactions would no longer be applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the U.S. Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act was terminated, the Shares would no longer be eligible for continued inclusion on the Federal Reserve Board's list of "margin securities" or eligible for stock exchange listing.

        If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following completion of the Merger.

        Margin Regulations.    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

14.  Dividends and Distributions.

        As discussed in Section 11—"The Merger Agreement," the Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, the Company is not permitted to declare or pay any dividend or other distributions in respect of the Shares, except for the cash dividend of $0.17 per Share declared by the board of directors of the Company on November 16, 2010, which is payable on December 30, 2010 to shareholders of record on December 17, 2010. Tendering your Shares in the Offer does not affect your ownership of the Shares until Purchaser accepts the tendered Shares for payment of the Offer Price after the expiration of the Offer. Therefore, as long as you are the owner of your Shares on December 17, 2010, the record date for the cash dividend payable on December 30, 2010, tendering your Shares will not change your right to receive the cash dividend, regardless of whether you tender your Shares before or after December 17, 2010.

15.  Certain Conditions of the Offer.

        Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Purchaser's rights and obligations to extend and/or amend the Offer pursuant to the terms and conditions of the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares after termination or withdrawal of the Offer), pay for any tendered Shares, and may delay the acceptance for payment of or, subject to restriction referred to above, the payment for, any tendered Shares, unless at a scheduled Expiration Date of the Offer (as it may be extended pursuant to the terms of the Merger Agreement), each of the following conditions has been satisfied or, except for the Minimum Condition (which may be waived by Parent and Purchaser only with the prior written consent of the Company), waived by Parent or Purchaser in its sole discretion:

  •
  the Minimum Condition shall have been satisfied;

  •
  the filings, consents, approvals, actions, non actions, waivers, permits, authorizations, registrations, rulings or no-action letters required to be obtained pursuant to the HSR Act and the antitrust laws of Austria, Canada and Germany shall have been obtained, waived or made, and the respective waiting periods required under such laws shall have expired or been terminated;

  •
  CFIUS shall have issued a clearance notice regarding the transactions contemplated by the Merger Agreement;

  •
  there shall be no law or order by any governmental entity (whether temporary, preliminary or permanent in nature) enacted, enforced, amended, issued, in effect or deemed applicable to the Offer or the Merger, the effect of which is to, or would reasonably be expected to, directly or indirectly, (i) make illegal or otherwise prevent, prohibit or impose adverse conditions on the consummation of the Offer or the Merger or (ii) restrict, prohibit or limit in any material respect the ownership or operation by Parent or any of its subsidiaries of all or any material portion of the business or assets of Parent, the Company or any of their respective subsidiaries or compel Parent or any of its subsidiaries to dispose of or hold separately all or any material portion of the business or assets of Parent, the Company or any of their respective subsidiaries, or impose any material limitation, restriction or prohibition on the ability of Parent, the Company or any of their respective subsidiaries to conduct its business or own such assets, in each case, that would have a material and adverse impact on the operation of the business of Parent and its subsidiaries taken as a whole or the Company and its subsidiaries taken as a whole after the closing of the Merger and excluding, for purposes of clause (ii), the impact of any antitrust related law or order;

  •
  (i) the representations and warranties of the Company set forth in the Merger Agreement (other than those representations and warranties that are referred to in clauses (ii), (iii) and (iv) below) shall be true and correct as of the date of the Merger Agreement or as of the Expiration Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where failures of such representations and warranties to be so true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein), individually or in the aggregate, would not have a Company Material Adverse Effect; (ii) the representations and warranties that relate to approval and recommendation of the Merger Agreement and the transactions contemplated thereby, commitments or agreements with respect to equity securities, ownership of subsidiaries, investments, authority to enter into and the enforceability of the Merger Agreement, the receipt of an opinion from the Company's financial advisor as to the fairness of the Offer Price and the Merger Consideration, inapplicability of state takeover statutes to the Offer or the Merger, and finders' and brokers' fees and expenses (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) shall be true and correct in all material respects as of the date of the Merger Agreement or as of the Expiration Date as though made on and as of such date; (iii) the representations and warranties that relate to the capitalization of the Company (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) shall be true and correct in all respects subject only to de minimis exceptions; and (iv) the representations and warranties related to the absence of a Company Material Adverse Effect shall be true and correct, without disregarding the Company Material Adverse Effect qualification contained therein, as of the date of the Merger Agreement or as of the Expiration Date as through made on and as of such date;

  •
  the Company shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement;

  •
  Parent shall have received a certificate signed on behalf of the Company by the chief executive officer of the Company to the effect that conditions described in the preceding two bullets have been satisfied; and

  •
  the Merger Agreement shall not have been terminated in accordance with its terms, and no event shall gave occurred which gives Parent the right to terminate the Merger Agreement.

        The foregoing conditions are for the benefit of Parent and Purchaser and may be asserted by Parent and Purchaser regardless of the circumstances (other than actions or inactions by Parent or Purchaser in breach of the Merger Agreement) giving rise to such condition, in whole or in part at any applicable time or from time to time in its sole discretion prior to the expiration of the Offer, and all conditions (except for the Minimum Condition, which may be waived by Parent and Purchaser only with the prior written consent of the Company) may be waived by Parent and Purchaser, in their sole discretion, in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Agreement and the applicable rules and regulations of the SEC.

16.  Certain Legal Matters; Regulatory Approvals.

        General.    Except as described in this Section 16, Purchaser is not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 16, based on its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser or Parent as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that, except as described below under "State Takeover Statutes," such approval or other action will be sought. While Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company's business, or certain parts of the Company's business might not have to be disposed of, any of which could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15—"Certain Conditions of the Offer."

        Litigation.    On December 1, 2010, a putative class action lawsuit was filed in the Sebastian County Circuit Court of Arkansas, docketed as Cortell v. Baldor Electric Company, et al., Case Number CV-2010-2142 VI. The complaint names the Company, each of the members of the Company Board, and Parent and Purchaser as defendants. The lawsuit alleges, among other things, that the Company Board breached fiduciary duties owed to the Company's shareholders by failing to take steps to maximize shareholder value. The complaint also alleges that the Company, Parent and Purchaser aided and abetted the Company Board in the alleged breach of their fiduciary duties. The plaintiff seeks relief that includes, among other things, an injunction prohibiting the consummation of the Merger, a court order declaring that the Company Board breached the Company Board's fiduciary duties in entering into the Merger Agreement, rescission (to the extent the Merger terms have already been implemented), and the payment of plaintiffs' attorneys' fees and costs. Parent and Purchaser believe that this lawsuit is without merit and intend to vigorously defend against the claims against them. There can be no assurance, however, with regard to the outcome of this lawsuit.

        State Takeover Statutes.    A number of states (including Missouri, where the Company is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, shareholders, principal executive offices or principal places of business therein.

        The Company is incorporated in Missouri and is subject to Section 351.459 of the MGBCL. In general, Section 351.459 of the MGBCL prevents an "interested shareholder" (defined generally as a person beneficially owning 20% or more of a corporation's outstanding voting stock) of a Missouri corporation from engaging in a "business combination" (defined as a variety of transactions, including mergers) with such corporation for a period of five years following the date such person became an interested shareholder unless (i) certain conditions specified in Section 351.459 of the MGBCL are met or (ii) before such person became an interested shareholder, the board of directors of the corporation approved the transaction. The Company Board approved for purposes of Section 351.459 of the MGBCL the Merger Agreement, the Offer, the Merger and the other transactions contemplated thereby and has taken all appropriate action so that Section 351.459 of the MGBCL, with respect to the Company, will not be applicable to Parent and Purchaser by virtue of such actions.

        Section 351.407 of the MGBCL provides that the voting rights of shares of a covered corporation acquired by a shareholder at ownership levels of at least 20%, 33-1/3% or 50% of the outstanding voting stock (the acquisition of such shares is referred to as "control share acquisition") are denied unless the acquiring person delivers an acquiring person statement to the corporation and a majority of the outstanding shares (not including shares held by the acquiring person, officers and employee directors of the corporation) authorize the voting rights at a special meeting requested by and paid for by the acquiring person. The acquisition of the Shares by Purchaser pursuant to the Offer would have constituted a "control share acquisition" under the MGBCL. However, the MGBCL permits a covered corporation to opt out of such statute by providing so in its articles of incorporation or by-laws. Prior to the execution of the Merger Agreement, the Company Board unanimously amended the by-laws of the Company to provide that Section 351.407 of the MGBCL shall not apply to "control share acquisitions" of shares of the Company.

        In addition, the Company may be subject to Sections 409.500 through 409.566 of the MGBCL. In general, Section 409.511 of the MGBCL obligates a person making a "takeover bid" (as defined in the MGBCL) of a Missouri "resident domestic corporation" (as defined in the MGBCL) to file with the Commissioner of Securities of the State of Missouri a registration statement containing the information required by Section 409.516 of the MGBCL. The Commissioner of Securities of the State of Missouri may conduct an investigation for the purpose of determining compliance with these provisions and may seek injunctions in court to stay the "takeover bid" if the Commissioner of Securities determines that person making the "takeover bid" is violating or about to violate such provisions. Parent and Purchaser have taken steps to comply with Sections 409.500 through 409.566 of the MGBCL, including filing a registration statement with the Commissioner of Securities of the State of Missouri concurrently with the commencement of this Offer.

        Purchaser is not aware of any other state takeover laws or regulations which are applicable to the Offer or the Merger and has not attempted to comply with any state takeover laws or regulations. If any government official or third party should seek to apply any such state takeover law to the Offer or the Merger or other business combination between Purchaser or any of its affiliates and the Company, Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any tendered Shares. See Section 15—"Certain Conditions of the Offer."

        United States Antitrust Compliance.    Under the HSR Act, and the related rules and regulations that have been issued by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. These requirements apply to Purchaser's acquisition of the Shares in the Offer and the Merger.

        Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15-calendar day waiting period which begins when Parent files a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division, unless such waiting period is earlier terminated by the FTC and the Antitrust Division. If the 15-calendar day waiting period expires on a federal holiday or weekend day, the waiting period is automatically extended until 11:59 p.m., New York City time, on the following business day. The Company must file a Premerger Notification and Report Form within ten calendar days after Parent files its Premerger Notification and Report Form. Parent filed a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger on December 6, 2010, and the required waiting period with respect to the Offer and the Merger will expire at 11:59 p.m., New York City time, on or about December 21, 2010, unless earlier terminated by the FTC and the Antitrust Division, or Parent receives a request for additional information or documentary material prior to that time. If within the 15-calendar day waiting period either the FTC or the Antitrust Division requests additional information or documentary material from Parent, the waiting period with respect to the Offer and the Merger would be extended for an additional period of ten calendar days following the date of Parent's substantial compliance with that request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act rules. After that time, the waiting period may be extended only by court order. The FTC or the Antitrust Division may terminate the additional ten calendar day waiting period before its expiration. In practice, complying with a request for additional information and documentary material can take a significant period of time.

        Exon-Florio.    The Exon-Florio Statute, Sec. 721 of the Defense Production Act of 1950, as amended ("Exon-Florio") empowers the President of the United States to prohibit or suspend an acquisition of, or investment in, a U.S. company by a "foreign person" if the President, after investigation, determines that the foreign person's control threatens to impair the national security of the United States and that other provisions of existing law do not provide adequate and appropriate authority to protect U.S. national security. CFIUS, an inter-agency committee chaired by the Treasury Department and composed of top officials from 12 executive departments of the U.S. Government, was delegated the authority to receive notices of proposed transactions, determine when an investigation is warranted, conduct investigations and submit recommendations to the President to suspend or prohibit the completion of transactions or to require divestitures of completed transactions.

        A party or parties to a transaction may, but are not required to, submit to CFIUS a voluntary notice of the transaction. CFIUS also has the power to initiate reviews on its own in the absence of a voluntary notification. CFIUS has 30 calendar days from the date after it accepts the submission to review the transaction and decide whether to initiate an additional 45-day investigation. Most reviews are completed with a letter from CFIUS stating that it has determined that there were no unresolved national security concerns. If CFIUS decides to initiate an investigation, it has 45 calendar days in which to prepare its recommendations to the President of the United States, who must then decide within 15 calendar days whether to block the transaction. Under the Foreign Investment and National Security Act of 2007, CFIUS is required to conduct a full 45-day investigation of any case in which an entity controlled by or acting on behalf of a foreign government is engaged in an acquisition that could affect national security, unless the Secretary of the Treasury and the lead agency in the review determine there are no threats to national security.

        Although Exon-Florio does not require the filing of a notification and does not prohibit the consummation of acquisitions, mergers or takeovers, if an acquisition, merger or takeover is consummated prior to the issuance of a no-action letter or notification is not made, such an acquisition, merger or takeover thereafter remains subject to divestment after the closing should the President subsequently determine that the national security of the United States has been threatened or impaired. Although we do not believe that the Offer and the Merger raise any national security concerns, we intend to make a filing with CFIUS on December 8, 2010. There can be no assurance that CFIUS will grant clearance and not impose restrictions on the transactions.

        ITAR.    The Company is registered with the U.S. State Department, Directorate of Defense Trade Controls ("DDTC"), as a manufacturer and exporter of items that are controlled under the

International Traffic in Arms Regulations ("ITAR"). ITAR requires registered companies to notify DDTC in advance of any intended sale or transfer to a foreign person of ownership or control of a registered company or any subsidiary thereof. In connection with the Offer, the Company filed a notification with DDTC on December 1, 2010 and will comply with other applicable requirements of ITAR. While Parent and the Purchaser do not believe that the Offer or the Merger should raise significant issues or concerns with the U.S. State Department relating to activities controlled by ITAR, there can be no assurance that the U.S. government will not seek to challenge the Offer, require divestiture of certain businesses, or impose restrictions on the Offer, the Merger or the conduct of the business following consummation of the Offer or the Merger.

        Other Foreign Laws.    Parent and its subsidiaries conduct business in a number of countries outside of the United States in which the Company transacts business or its products are sold. Based on our review of the information currently available about the businesses in which the Company and its subsidiaries are engaged, pre-merger notification filings are required to be made under the antitrust and competition laws of Austria, Canada, Germany, Italy and Brazil. Consummation of the Offer is subject to the condition that the filings, consents, approvals, actions, rulings or no-action letters required to be obtained pursuant to the antitrust laws of Austria, Canada and Germany having been obtained, waived or made, and the respective waiting periods required under such laws having expired or been terminated. The initial filings with respect to each of Austria, Germany and Italy have been made, and we expect to make the filings with respect to Canada and Brazil as soon as practicable after the date of this Offer to Purchase. There can be no assurance that a challenge to the Offer under foreign antitrust or competition grounds will not be made or, if such a challenge is made, the result thereof. If any applicable waiting period under the antitrust laws of Austria, Canada and Germany has not expired or been terminated or any consent, approval, action, ruling or no-action letter required to consummate the Offer under the antitrust laws of such countries has not been obtained, we will not be obligated to accept for payment or pay for any tendered Shares unless and until such approval has been obtained or such applicable waiting period has expired or exemption been obtained. See "Section 14—Certain Conditions of the Offer" for certain conditions to the Offer, including with respect to foreign antitrust approvals.

17.  Fees and Expenses.

        Citigroup Global Markets Inc. ("Citigroup") is acting as Dealer Manager (in such capacity, the "Dealer Manager") in connection with the Offer and has provided certain financial advisory services to Parent in connection with the proposed acquisition of the Company, for which services it will receive customary compensation. Parent and Purchaser have agreed to reimburse the Dealer Manager for its reasonable costs and expenses incurred in connection with its engagement, and to indemnify the Dealer Manager and certain related parties against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws. In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, Citigroup and its affiliates may hold positions at any time, both long and short, and may trade or otherwise effect transactions for their own accounts and for those of their customers, in Parent and/or the Company's securities, including the Shares. As a result, Citigroup and its affiliates at any time may own certain of Parent and/or the Company's equity securities, including the Shares. In addition, Citigroup and its affiliates may tender Shares into the Offer for their own accounts.

        Parent and Purchaser have retained MacKenzie Partners, Inc. to be the Information Agent and Continental Stock Transfer & Trust Company to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy and personal interview and may request brokers, bankers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

        The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable and customary expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

        Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary, the Dealer Manager and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, bankers and other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

18.  Miscellaneous

        In reliance on Rule 14d-10(b)(2) promulgated under the Exchange Act, the Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and to extend the Offer to holders of Shares in such jurisdiction.

        No person has been authorized to give any information or to make any representation on behalf of Parent or Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

        Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 7—"Certain Information Concerning the Company."

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER

        1.    Directors and Executive Officers of Parent.    The following table sets forth the name, present principal occupation or employment and past material occupations, positions, offices or employment for at least the past five years for each director and for each executive officer of Parent. The current business address of each person is c/o ABB Ltd, Affolternstrasse 44, P.O. Box 8131, CH-8050 Zurich, Switzerland and the current phone number is +41 (43) 317-7111.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Hubertus von Grünberg	Director and Chairman of the Board of Parent since May 3, 2007. From 1999 to 2009, Mr. von Grünberg was Chairman of the Supervisory Board of Directors of Continental AG (Germany), a worldwide manufacturer of parts for the automotive and transport industries. Mr. von Grünberg is a member of the supervisory boards of Allianz Versicherungs AG (Germany), an integrated financial services provider, and Deutsche Telekom AG (Germany), a telecommunication company. Mr. von Grünberg is a director of Schindler Holding AG (Switzerland), a manufacturer of escalators and elevators and provider of information and communications technology and consumer electronics. Mr. von Grünberg is a German citizen.
Roger Agnelli
Director of Parent since March 12, 2002. Since 2001, Mr. Agnelli is the president and chief executive officer of Vale S.A. (Brazil), a diversified mining corporation and logistics operator. Mr. Agnelli is a Brazilian citizen.
Louis R. Hughes
Director of Parent since May 16, 2003. Since 2005, Mr. Hughes is the chief executive officer of GBS Laboratories LLC (U.S.), a technology company focused on security solutions. Mr. Hughes is also a member of the boards of directors of Akzo Nobel (The Netherlands), a global paints and coatings company and producer of specialty chemicals, and Alcatel Lucent (France), a telecommunications company. Mr. Hughes is a U.S. citizen.
Hans Ulrich Märki
Director of Parent since March 12, 2002. Mr. Märki is the retired chairman of IBM Europe, Middle East and Africa (France), and a member of the board of directors of Mettler-Toledo International (U.S.), a manufacturer and marketer of precision instruments, Swiss Re (Switzerland), a global reinsurer, and Menuhin Festival Gstaad AG (Switzerland). Mr. Märki is also a member of the foundation board of Schulthess Klinik, Zurich (Switzerland) and the board of trustees of the Hermitage Museum, St. Petersburg (Russia). Mr. Märki is a Swiss citizen.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Michel de Rosen	Director of Parent since March 12, 2002. Since 2009, Mr. de Rosen is the chief executive officer of and member of the board of directors of Eutelsat Communications (France), a satellite operator. From 2008 to 2009, Mr. de Rosen was the chief executive officer of Groupe SGD (France). From 2000 to 2008, Mr. de Rosen was the chief executive officer and president of ViroPharma (U.S.), a developer of antiviral pharmaceuticals. Mr. de Rosen is a French citizen.
Michael Treschow
Director of Parent since May 16, 2003. Mr. Treschow is the chairman of the boards of directors of Ericsson (Sweden), a telecommunications company, Unilever NV (The Netherlands) and Unilever PLC (U.K.), a multinational corporation that owns many of the world's consumer product brands in foods, beverages, cleaning agents and personal care products. Mr. Treschow is also a member of the board of directors of the Knut and Alice Wallenberg Foundation (Sweden). Mr. Treschow is a Swedish citizen.
Bernd W. Voss
Director of Parent since March 12, 2002. Mr. Voss is a member of the supervisory boards of Continental AG (Germany), a worldwide manufacturer of parts for the automotive and transport industries, and Wacker Chemie (Germany), a focused chemical company. Mr. Voss is a German citizen.
Jacob Wallenberg
Director of Parent since June 26, 1999. From March 1999 to June 1999, Mr. Wallenberg served as a member of the board of directors of ABB Asea Brown Boveri Ltd, the former parent company of the ABB Group (Switzerland). Mr. Wallenberg is the chairman of the board of directors of Investor AB (Sweden), an investment company. Mr. Wallenberg is vice chairman of SEB Skandinaviska Enskilda Banken (Sweden), a financial institution, Atlas Copco AB (Sweden), a manufacturer of compressors, generators, construction and mining equipment, industrial tools and assembly systems, and SAS AB (Sweden), an airline group. Mr. Wallenberg is also a member of the boards of directors of the Knut and Alice Wallenberg Foundation and the Stockholm School of Economics (both Sweden), and The Coca-Cola Company (U.S.). Mr. Wallenberg is a Swedish citizen.
Joseph Hogan
Chief Executive Officer and a member of the Group Executive Committee of Parent since 2008. From 2000 to 2008, Mr. Hogan was chief executive officer and president of GE Healthcare, U.S. and U.K. Mr. Hogan is a U.S. citizen.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Michel Demaré	Chief Financial Officer and President of Global Markets of Parent, and a member of the Group Executive Committee of Parent, since 2008. From February to August 2008, Mr. Demaré served as the appointed interim chief executive officer of Parent. From 2005 to 2008, Mr. Demaré was the Chief Financial Officer of Parent and a member of the Group Executive Committee of Parent. From 2002 to 2005, Mr. Demaré was the vice president and chief financial officer of Baxter Europe, a healthcare company. He is a member of the board of directors of UBS AG (Switzerland) and IMD Foundation (Switzerland). Mr. Demaré is a Belgian citizen.
Gary Steel
Head of Human Resources of Parent and a member of the Group Executive Committee of Parent since 2003. Mr. Steel is a non executive director of Harman International Industries (U.S.), an audio and media equipment company, and chairman of the board of directors of ABB Limited (India) and ABB AB (Sweden). Mr. Steel is a British citizen.
Diane de Saint Victor
Head of Legal and Compliance, General Counsel and Company Secretary and member of the Group Executive Committee of Parent since 2007. From 2004 to 2006, Ms. de Saint Victor was senior vice president and general counsel of the European Aeronautic Defence and Space (EADS). Ms. de Saint Victor is a French citizen.
Brice Koch
Head of Marketing and Customer Solutions and member of the Group Executive Committee of Parent since 2010. From 2007 to 2009, Mr. Koch was Country Manager in China (Chairman and President of ABB (China) Ltd.) and Region Manager North Asia. From 2002 to 2006, Mr. Koch was global head of Transformers business unit of ABB Management Ltd. (Switzerland) and a member of Power Products division management team. Mr. Koch is the director of the board, Rector S.A. (France), manufacture of prestressed and reinforced concrete elements, Chairman of ABB Technology Ventures Ltd. (Switzerland) and director of the board of ABB (China) Ltd. Mr. Koch is a French citizen.
Bernhard Jucker
Head of Power Products division and member of the Group Executive Committee of Parent since 2006. From 2003 to 2005, Mr. Jucker was Country Manager in Germany (Chairman of the Management Board of ABB AG, Germany). Mr. Jucker is Chairman of the Board of ABB AG (Germany). Mr. Jucker is a Swiss citizen.
Peter Leupp
Head of Power Systems division and member of the Group Executive Committee of Parent since 2007. From 2005 to 2006, Mr. Leupp was Region Manager North Asia. From 2001 to 2006, Mr. Leupp was Country Manager in China (Chairman and President of ABB (China) Ltd.). Mr. Leupp is a Swiss citizen.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Ulrich Spiesshofer	Head of Discrete Automation and Motion division since 2010 and a member of the Group Executive Committee of Parent since 2005. From 2005 to 2009, Mr. Spiesshofer was Head of Corporate Development of Parent. Mr. Spiesshofer is a German citizen.
Tarak Mehta
Head of Low Voltage Products division and a member of the Group Executive Committee of Parent since 2010. From 2007 to 2010, Mr. Mehta was Head of business unit Transformers, ABB Management Services Ltd. (Switzerland). From 2004 to 2006, Mr. Mehta was product group manager Breakers & System in High Voltage, ABB Management Services Ltd. (Switzerland). Mr. Mehta is a U.S. citizen.
Veli-Matti Reinikkala
Head of Process Automation division and a member of the Group Executive Committee of Parent since 2006. In 2005, Mr. Reinikkala was Head of Business Area Process Automation of Parent. Mr. Reinikkala is chairman of ABB Oy (Finland) and chairman of ABB Turbo Systems AG (Switzerland). Mr. Reinikkala is a member of the board of UPM-Kymmene Corporation (Finland), a forest products company, and a member of the board of ABB Limited (India). Mr. Reinikkala is a Finnish citizen.

        2.    Directors and Officers of Purchaser.    The following table sets forth the name, present principal occupation or employment and past material occupations, positions, offices or employment for at least the past five years for each director and each executive officer of Purchaser. The current business address of each person is c/o ABB Ltd, Affolternstrasse 44, P.O. Box 8131, CH-8050 Zurich, Switzerland and the current phone number is +41 (43) 317-7111.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Diane de Saint Victor	Director and Secretary of Purchaser since 2010 and Head of Legal and Compliance, General Counsel and Company Secretary and member of the Group Executive Committee of Parent since 2007. From 2004 to 2006, Ms. de Saint Victor was senior vice president and general counsel of the European Aeronautic Defence and Space (EADS). Ms. de Saint Victor is a French citizen.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Ulrich Spiesshofer	Director of Purchaser and Head of Discrete Automation and Motion division since 2010 and a member of the Group Executive Committee of Parent since 2005. From 2005 to 2009, Mr. Spiesshofer was Head of Corporate Development of Parent (Switzerland). Mr. Spiesshofer is a German citizen.
Enrique Santacana
President of Purchaser since 2010 and Region Manager, North America of ABB Inc. since 2007. Enrique joined Parent in 1977 and has been Region Division Manager for Parent's Power Products in North America, and a member of Parent's North American Executive Committee. Mr. Santacana has also served as the Vice President and General Manager of Medium Voltage Products for Parent's Power Technologies Division in North America. Mr. Santacana sits on the Board of Governors of the National Electrical Manufacturers' Association (NEMA), and is a member of the Business Roundtable. Mr. Santacana is a U.S. citizen.

        The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each shareholder of the Company or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

Continental Stock Transfer & Trust Company

Continental Stock Transfer & Trust Company
Attn: Reorganization Department
17 Battery Place, 8th Floor
New York, NY 10004

By Facsimile Transmission (For Eligible Institutions Only): (212) 616-7610	Confirm Receipt of Facsimile by Telephone: (212) 509-4000 ext. 536

Other Information:

        Questions or requests for assistance may be directed to the Information Agent at the telephone numbers and address set forth below. Questions or requests for assistance or additional copies of the Offer to Purchase, this Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the address and telephone numbers set forth below. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue
New York, NY 10016

Call Collect: (212) 929-5500
or
 Call Toll-Free: (800) 322-2885
Email: tenderoffer@mackenziepartners.com

The Dealer Manager for the Offer is:

Citigroup Global Markets Inc.
388 Greenwich Street
New York, NY 10013

Call: (212) 816-3069
or
Call Toll-Free: (866) 355-4476